Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
SUMMIT COMMUNITY BANK, INC.,
SMMF THOROUGHBRED OPPORTUNITIES, Inc.
and
WINFIRST FINANCIAL CORP.
Dated as of September28, 2020

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ii

EXHIBITS
Exhibit A    Form of Voting Agreement
Exhibit B    Form of Support Agreement
Exhibit C    Form of Lease – Bypass Branch
Exhibit D    Form of Lease – South Main Branch
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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of September 28, 2020 (this “Agreement”), is entered into among SUMMIT COMMUNITY BANK, INC., a West Virginia banking corporation (“Summit”), SMMF THOROUGHBRED OPPORTUNITIES, INC., a Kentucky corporation and wholly-owned subsidiary of Summit (“Merger Sub”), and WINFIRST FINANCIAL CORP., a Kentucky corporation (“WinFirst”). Summit, Merger Sub and WinFirst are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”
WHEREAS, the board of directors of Summit (the “Summit Board”) has determined that it is in the long-term best interests of Summit and its sole shareholder to effect a business combination with WinFirst by means of a merger of Merger Sub with and into WinFirst (as defined herein) (the “Merger”), with WinFirst as the surviving entity in the Merger (the “Surviving Entity”);
WHEREAS, WinFirst owns all of the common stock of WinFirst Bank (“WinFirst Bank”), a federal savings association;
WHEREAS, Summit has formed Merger Sub for the sole purpose of consummating the Merger;
WHEREAS, the Summit Board has duly adopted resolutions approving this Agreement and the transactions contemplated hereby, including, without limitation, the Bypass Lease and the Main Street Lease and the execution and delivery of each, and deeming it to be advisable and in the best interests of Summit and its sole shareholder;
WHEREAS, the board of directors of WinFirst (the “WinFirst Board”) has determined that the Merger is in the long-term best interests of WinFirst and its shareholders;
WHEREAS, the WinFirst Board has duly adopted resolutions approving and declaring advisable this Agreement and the Merger and recommending to the shareholders of WinFirst that they adopt this Agreement and approve the Merger; and
WHEREAS, Summit and WinFirst desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation of the Merger, all as expressly hereafter set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
THE MERGER

Section 1.1.    Merger. Upon the terms and subject to the conditions as set forth in this Agreement, and in accordance with the relevant provisions of the Kentucky Business Corporation Act, as amended (the “KBCA”), Merger Sub shall be merged with and into WinFirst at the Effective Time, the separate corporate existence of Merger Sub shall cease, and WinFirst shall continue its existence as a corporation under the laws of the Commonwealth of Kentucky as the Surviving Entity in the Merger.
Section 1.2.    Effective Time of the Merger. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the Required WinFirst Vote (as defined herein) and the Requisite Regulatory Approvals (as defined herein), the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the articles of merger to be filed with the Office of the Secretary of State of the Commonwealth of Kentucky (the “Effective Time”).
Section 1.3.    Closing. The closing of the Transactions contemplated by this Agreement (the “Closing”), at which the Parties shall exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in Article VII of this Agreement have been satisfied or, to the extent permitted by Applicable Legal Requirements, waived or whether any condition, event or state of facts exists that would permit a Party to terminate this Agreement in accordance with Article VIII, shall take place on (the “Closing Date”) December 31, 2020 or another date mutually agreeable to Summit and WinFirst, subject to the satisfaction or waiver, to the extent permitted by Applicable Legal Requirements, of the conditions set forth in Article VII of this Agreement; provided, however, that if the Subsequent Events (as defined in Section 8.1(k)) do not occur, then the Closing Date shall be January 1, 2021 or another date thereafter that is mutually agreeable to Summit and WinFirst, subject to the satisfaction or waiver, to the extent permitted by Applicable Legal Requirements, of the conditions set forth in Article VII of this Agreement. If no such condition, event or state of facts then exists enabling a Party, or if no Party elects to exercise any right it may have, to terminate this Agreement, then and thereupon the Parties shall execute such documents and instruments as may be necessary or appropriate to consummate the Transactions contemplated by this Agreement. The Closing shall be held at the offices of Summit, located at 310 N. Main Street, Moorefield, West Virginia, at 10:00 a.m., local time, on the Closing Date, unless another place or time is agreed to in writing by the Parties.
Section 1.4.    Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the KBCA. The name of the Surviving Entity shall be “WinFirst Financial Corp.” All rights, franchises and interests of WinFirst and Merger Sub, respectively, in and to any type of property and choses in action shall be transferred to and vested in the Surviving Entity by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon.
Section 1.5.    Governing Documents of Surviving Entity. The articles of incorporation and bylaws of WinFirst, as in effect immediately before the Effective Time, will be the articles of incorporation and bylaws of the Surviving Entity until thereafter changed or amended as provided by applicable law.
Section 1.6.    Directors and Officers. The directors and officers, respectively, of Merger Sub at the Effective Time will become the members, managers and officers of the Surviving

Entity. The directors and officers, if any of Merger Sub will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation of the Surviving Entity or as otherwise provided by law.
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1.    Effect on Capital Stock. At the Effective Time by virtue of the Merger and without any further action on the part of Summit, WinFirst or any holder of the following securities:
(a)    Each share of common stock, par value $1.00 per share, of Summit (“Summit Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of Summit.
(b)    Subject to the other provisions of this Article II, each share of common stock, without par value per share, of WinFirst (“WinFirst Common Stock”) (other than each Dissenting Share, as defined below in Section 2.6) that is issued and outstanding immediately prior to the Effective Time, shall cease to be outstanding and will be converted into and become the right to receive an amount equal to $328.05 in cash, without interest (the “Merger Consideration”).
(c)    As of the Effective Time, all shares of WinFirst Common Stock converted into the Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be canceled and retired, and all rights with respect thereto shall cease to exist, and each holder of WinFirst Common Stock shall cease to have any rights thereto, except the right to receive, upon surrender of the Certificate(s) (as defined herein) in accordance with Section 2.2 hereof, his, her or its pro rata share of the Merger Consideration pursuant to this Section 2.1.
(d)    At the Effective Time, the stock transfer books of WinFirst shall be closed, and no transfer of then-outstanding WinFirst Common Stock shall thereafter be made.
(e)    Any shares of WinFirst Common Stock that are owned by WinFirst (including treasury shares) or Summit (other than shares held in a fiduciary capacity or shares held in satisfaction of a debt previously contracted) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.
(f)    Notwithstanding anything to the contrary herein, WinFirst may distribute, in a lump sum, to the WinFirst shareholders, immediately prior to the Closing Date, a cash distribution per share of WinFirst Common Stock (the “Special Distribution”) in the amount by which Adjusted Shareholders’ Equity exceeds the Minimum Adjusted Shareholders’ Equity Ceiling as of the Calculation Date (each as defined in Section 2.1(g) below) immediately preceding the Effective Time (as defined in 2.1(g) below), if any, divided by the number of shares of WinFirst Common Stock. If the Adjusted Shareholders’ Equity does not exceed the Minimum Adjusted

Shareholders’ Equity Ceiling (as defined in Section 2.1(g) below), then the Special Distribution shall not occur.
(g)    As of the last day of the full month immediately preceding the Effective Time or such other date mutually acceptable to the Parties (the “Calculation Date”), if the Adjusted Shareholders’ Equity (as defined below), is less than the Minimum Adjusted Shareholders’ Equity Floor, then the aggregate value of the Merger Consideration shall be reduced one dollar for every dollar by which the Adjusted Shareholders’ Equity is less than the Minimum Adjusted Shareholders’ Equity Floor. For purposes of this Agreement, “Adjusted Shareholders’ Equity” shall mean Shareholders’ Equity, calculated on the Calculation Date, and adjusted as follows: (i) there shall be excluded any after-tax net unrealized gains or losses on available-for-sale securities and on derivative financial instruments included in accumulated other comprehensive income; (ii) increased by the reasonable sum of estimated earnings at WinFirst Bank from the period beginning on the Calculation Date and ending at the Effective Time; (iii) decreased by any dividends that are permitted to be paid in accordance with the terms of this Agreement; and (iv) all costs and expenses of WinFirst associated with the Merger shall have been paid or accrued, or in the case of costs and expenses that are not yet accrued under GAAP, such costs shall be estimated and deducted, prior to the Calculation Date and any distributions contemplated in this Agreement shall have been taken into account as of such date, including, but not limited to, legal, accounting, brokerage, advisory or consulting fees, early termination, deconversion or penalty fees and costs for data processing or other contractual arrangements; and any change-in-control or similar payments (to employees or otherwise). Any reduction in the Merger Consideration shall be allocated among all holders of WinFirst Common Stock proportionately. The “Minimum Adjusted Shareholders’ Equity Floor” means $15,728,000. The “Minimum Adjusted Shareholders’ Equity Ceiling” means $16,428,000. For purposes of calculating whether the Merger Consideration shall be reduced pursuant to this Section 2.1(g) or whether a Special Distribution shall be paid pursuant to Section 2.1(f), gains from the sale of securities after the date of this Agreement shall be excluded from the Adjusted Shareholders’ Equity.
Section 2.2.    Exchange Procedures.
(a)    At or prior to the Effective Time, Summit shall deposit in a separate account maintained at Summit an amount of cash equal to the Merger Consideration (such amount, the “Exchange Fund”), for the benefit of the holders of certificates formerly representing shares of WinFirst Common Stock (“Certificates”) for exchange in accordance with this Article II. The Exchange Fund will be distributed in accordance with the normal and customary procedures established in connection with merger transactions, as determined by Summit in its reasonable discretion.
(b)    Customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to Summit) shall be mailed at least ten (10) days prior to the anticipated Closing Date to each holder of record of WinFirst Common Stock.
(c)    Each previous holder of a Certificate that has surrendered such Certificate together with duly executed transmittal materials to Summit shall, upon acceptance thereof by Summit, be entitled to promptly receive cash into which the Certificate so surrendered shall have been converted pursuant to this Agreement.
(d)    Summit shall accept Certificates upon compliance with such reasonable terms and conditions as Summit may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Summit may reasonably require.
(e)    Each outstanding Certificate shall, until duly surrendered to Summit, be deemed to evidence ownership of the Merger Consideration into which the WinFirst Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement.
(f)    After the Effective Time, holders of Certificates shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the Merger Consideration provided for in this Agreement. After the Effective Time, there shall be no further transfer on the records of WinFirst of Certificates, and if such Certificates are presented to WinFirst for transfer, they shall be canceled against delivery of the consideration provided therefor in this Agreement. Summit shall not be obligated to deliver the Merger Consideration to which any former holder of WinFirst Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates as provided herein.
(g)    Summit shall be entitled to rely upon the stock transfer books of WinFirst to establish the identity of those persons entitled to receive Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Summit shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
(h)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Summit, the posting by such person of a bond in such amount as the Summit may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, Summit shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration provided for in this Agreement.
Section 2.3.    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former shareholders of WinFirst for one (1) year after the Closing Date shall be delivered to Summit, upon demand, and any holders of WinFirst Common Stock who have not theretofor complied with this Article II shall thereafter look only to Summit for payment of their claim for the Merger Consideration.
Section 2.4.    No Liability. To the fullest extent permitted by Applicable Legal Requirements, neither of Summit nor WinFirst shall be liable to any former holder of shares of WinFirst Common Stock for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
Section 2.5.    Withholding. Summit shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of

WinFirst Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of WinFirst Common Stock in respect of which such deduction and withholding was made.
Section 2.6.    Dissenting Shares. Each share of WinFirst Common Stock issued and outstanding immediately before the Effective Time, the holder of which has voted against the approval of this Agreement and the Merger and who has properly perfected such holder’s dissenter’s rights of appraisal by following the exact procedure required by Section 271B.13-010, et. seq., of the Kentucky Revised Statues is referred to herein as a “Dissenting Share.” Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the KBCA. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him in accordance with the applicable provisions of the KBCA; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the KBCA. If any holder of any Dissenting Share shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the KBCA, each such Dissenting Share shall be deemed to have been converted into, and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.
Section 2.7.    Tax Matters. In accordance with Section 1362(d) of the Code, if the Closing occurs on a date other than January 1, 2020, WinFirst’s 2020 taxable year will be an “S termination year” as that term is defined in Section 1362(e)(4) of the Code. The portion of the S termination year ending at the close of the day prior to the Closing Date will be treated as a short taxable year for which the corporation is an S corporation (the “S short-year”), and the portion of the S termination year beginning on the Closing Date will be treated as a short taxable year for which the corporation is a C corporation (the C short-year).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF WINFIRST

Except as set forth in the Disclosure Schedule delivered by WinFirst to Summit prior to the execution hereof (the “WinFirst Disclosure Schedule”), WinFirst hereby makes the representations and warranties set forth in this Article III to Summit as of the date hereof and as of the Closing Date. For purposes of the representations and warranties of WinFirst contained herein, disclosure in any section of the WinFirst Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by WinFirst calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the WinFirst Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the WinFirst Disclosure Schedule or other document delivered by WinFirst pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. WinFirst agrees to provide prior to the Closing supplemental Disclosure Schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date to Summit. Delivery of such Supplemental Disclosure Schedules shall not cure a breach of or modify a representation or warranty.
Section 3.1.    Organization, Standing and Power. WinFirst is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Each of WinFirst and its Subsidiaries is a corporation, limited liability company, savings association, trust or partnership duly organized or formed, as the case may be, validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WinFirst. The copies of the WinFirst Charter and the bylaws of WinFirst and the articles of incorporation and bylaws of WinFirst Bank, which have been previously furnished to Summit, are true, correct and complete copies of such documents as in effect on the date of this Agreement.
Section 3.2.    Capital Structure.
(a)    The authorized capital stock of WinFirst consists of 160,000 shares of WinFirst Common Stock. As of the date of this Agreement, there are 66,165 shares of WinFirst Common Stock issued and outstanding and no shares of WinFirst Common Stock were held by WinFirst or any of its Subsidiaries (exclusive of any shares acquired in respect of debts previously contracted (any such shares being referred to herein as “DPC shares”) or in a fiduciary capacity). All of the issued and outstanding shares of WinFirst Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of such shares was not subject to any preemptive or similar rights. WinFirst has disclosed to Summit all known creditors, whether contingent or otherwise.
(b)    Neither WinFirst nor any WinFirst Subsidiary has issued any outstanding bonds, debentures, notes, trust preferred securities or other similar obligations. No Voting Debt of WinFirst or any WinFirst Subsidiary is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of WinFirst or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements. No WinFirst Subsidiary has issued securities held by any entity other than WinFirst or a WinFirst Subsidiary.
(c)    Except for this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which WinFirst or any Subsidiary of WinFirst is a party or by which it or any such Subsidiary is bound obligating WinFirst or any Subsidiary of WinFirst to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of WinFirst or of any Subsidiary of WinFirst or obligating WinFirst or any Subsidiary of WinFirst to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of WinFirst or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of WinFirst or any of its Subsidiaries or (ii) pursuant to which WinFirst or any of its Subsidiaries is or could be required to register shares of WinFirst Common Stock or other securities under the Securities Act of 1933, as amended.
(d)    Since December 31, 2019, WinFirst has not: (i) issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of WinFirst or any of its Subsidiaries; (ii) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more WinFirst Subsidiaries, any shares of capital stock of WinFirst or any of its Subsidiaries (other than the acquisition of DPC shares in the ordinary course of business consistent with past practice); or (iii) declared, set aside, made or paid to the shareholders of WinFirst dividends or other distributions on the outstanding shares of capital stock of WinFirst. There are no restrictions applicable to the payment of dividends on the shares of WinFirst Common Stock except pursuant to applicable laws, and all dividends declared before the date of this Agreement have been paid.
(e)    There are no shareholder agreements, voting agreements, proxies, voting trusts or other understanding agreements or commitments with or among one or more of such holders with respect to the voting, disposition or other incidents of ownership of any shares of WinFirst Common Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on WinFirst Common Stock, including any restriction on the right of a holder of shares of WinFirst Common Stock to vote, sell or otherwise dispose of any WinFirst Common Stock.
(f)    Neither WinFirst nor any of its Subsidiaries owns, controls or holds for its own account any capital stock or voting securities (including derivative securities) of Summit or any of its Subsidiaries.
Section 3.3.    Execution and Delivery; No Violation.
(a)    WinFirst has all requisite corporate power and authority to execute and deliver this Agreement and, subject, in the case of the Merger, to its shareholders’ approval of this Agreement (including the Merger) by the affirmative vote of at least a majority of the votes entitled to be cast at a meeting in which a quorum exists (the “Required WinFirst Vote”), and receipt of the Requisite Regulatory Approvals, to consummate the Transactions contemplated hereby. This Agreement has been adopted by the WinFirst Board and the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby and thereby have been duly and validly approved by the WinFirst Board. This Agreement has been duly and validly executed and delivered to Summit. Assuming due authorization, execution and delivery by Summit, this Agreement constitutes valid and binding obligations of WinFirst, enforceable against WinFirst in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).
(b)    The WinFirst Board has directed that this Agreement and the Transactions contemplated hereby be submitted to its shareholders for approval at an annual or special meeting and, except for the adoption of this Agreement by Required WinFirst Vote, no other votes are necessary to approve this Agreement and to consummate the Transactions contemplated hereby and thereby.
(c)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby, nor compliance by WinFirst with any of the terms or provisions hereof (provided the Required WinFirst Vote and the Requisite Regulatory Approvals are obtained) shall (i) violate any provision of the charters, articles, certificates or bylaws of WinFirst or the organizational or governing documents of any of its Subsidiaries; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to WinFirst, any of its Subsidiaries or any of their respective Properties (as defined in Section 9.1) or assets; (iii) violate, conflict with, result in a breach of any provision of, or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest of any kind or nature (“Lien”) upon any of the respective Properties or assets of WinFirst or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which WinFirst or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries or any of their respective Properties, assets or business activities may be bound or affected.
Section 3.4.    Consents and Approvals. Except for the Requisite Regulatory Approvals applicable to WinFirst, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by WinFirst or any of its Subsidiaries in connection with the execution and delivery of this Agreement by WinFirst or the consummation by WinFirst and its Subsidiaries of the Transactions contemplated hereby. As of the date of this Agreement, WinFirst knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the Transactions contemplated hereby should not be obtained on a timely basis.
Section 3.5.    Reports. Since January 1, 2016, WinFirst and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the Office of the Comptroller of the Currency (the “OCC”), Federal Deposit Insurance Corporation (the “FDIC”), the Kentucky Division of Financial Institutions, and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.
Section 3.6.    Financial Statements.
(a)    WinFirst has furnished to Summit copies of the audited consolidated balance sheets of WinFirst as of December 31, 2018 and 2017, the audited consolidated statements of income and changes in shareholders’ equity for the years ended December 31, 2018 and 2017, and statements of cash flows for the years ended December 31, 2018 and 2017 (such audited balance sheets and the related statements of income, changes in shareholders’ equity and cash flows are collectively referred to herein as the “WinFirst Financial Statements”). The WinFirst Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of WinFirst and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the WinFirst Financial Statements accurately and fairly reflect in all material respects the transactions of WinFirst. The WinFirst Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.
(b)    WinFirst has also furnished to Summit copies of unaudited consolidated balance sheets, statements of income, changes in shareholders’ equity and statements of cash flows for the year ended December 31, 2019 and the quarter ended June 30, 2020 (collectively referred to herein as, the “WinFirst Unaudited Financial Statements”). The WinFirst Unaudited Financial Statements fairly present, in all material respects, the consolidated financial condition of WinFirst and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended, and the accounting records underlying the WinFirst Unaudited Financial Statements accurately and fairly reflect in all material respects the transactions of WinFirst. The WinFirst Unaudited Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.
(c)    WinFirst has furnished Summit with true and complete copies of the Reports of Condition and Income as of December 31, 2019, December 31, 2018, December 31, 2017 and June 30, 2020 (the “Bank Call Reports”) for WinFirst Bank. The Bank Call Reports fairly present, in all material respects, the financial position of WinFirst Bank and the results of its operations at the date and for the period indicated in that Bank Call Report in conformity with the instructions to the Bank Call Report. The Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. WinFirst Bank has calculated its allowance for loan and lease losses (“ALLL”) in accordance with regulatory accounting principles, including the Instructions for Preparation of Consolidated Reports of Condition and Income and the Interagency Policy Statement on the Allowance for Loan and Lease Losses as applied to banking institutions and in accordance with all applicable rules and regulations (“RAP”). The ALLL for loan losses account for WinFirst Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of WinFirst Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing, or the collectability of, such loans.

Section 3.7.    Undisclosed Liabilities. Except for (a) those liabilities that are fully reflected or reserved for in the consolidated financial statements of WinFirst included in the WinFirst Financial Statements for the year ended December 31, 2018, (b) liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice, (c) liabilities arising from or relating to the transactions contemplated hereby, and (d) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WinFirst and its Subsidiaries, since December 31, 2018, WinFirst and its Subsidiaries have not incurred to the date of this Agreement, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be reflected in WinFirst Financial Statements in accordance with GAAP).
Section 3.8.    Compliance with Applicable Legal and Reporting Requirements.
(a)    WinFirst and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of WinFirst and its Subsidiaries, taken as a whole (the “WinFirst Permits”), the WinFirst Permits are in full force and effect and WinFirst and its Subsidiaries are in compliance with the terms of the WinFirst Permits, except where the failure so to hold, be in full force and effect or comply, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WinFirst.
(b)    Since December 31, 2016, each of WinFirst and its Subsidiaries has conducted its business in compliance in all material respects with all material Applicable Legal Requirements applicable to WinFirst, its Subsidiaries or to the employees conducting such businesses, except for violations that have been cured or remedied. To the knowledge of WinFirst, no investigation by any Governmental Entity with respect to WinFirst or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of WinFirst or its Subsidiaries.
(c)    WinFirst and WinFirst Bank have complied in all material respects with and are not in material default or material violation (and with the giving of notice or the passage of time will not be in material default or material violation) under (i) any provision of the Constituent Documents of WinFirst and WinFirst Bank or (ii) any applicable law, statute, order, rule, regulation, policy and/or guideline of any governmental authority relating to it, including, without limitation and as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act (“CRA”), the Fair Credit Reporting Act, the Trust in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to consumer protection, bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, all laws and regulations relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”), and all laws or other regulations governing the operations of a federally-insured financial institution. WinFirst and WinFirst Bank have neither had nor suspected any material incidents or fraud or defalcation involving WinFirst and WinFirst Bank or any of their respective officers, directors or Affiliates during the last two years. WinFirst Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to WinFirst Bank that are designed to properly monitor transaction activity (including wire transfers). WinFirst Bank is designated as a small bank for purposes of the CRA and has a CRA rating of “satisfactory.” WinFirst is in compliance with Appendix C to 12 C.F.R. Part 225 - Small Bank Holding Company and Savings and Loan Holding Company Policy Statement. WinFirst is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined in 12 C.F.R. § 225.2(s)). WinFirst Bank is “well capitalized” as defined by applicable federal regulations as of the date hereof.
(d)    WinFirst (including WinFirst Bank) maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of WinFirst, neither WinFirst nor any WinFirst Subsidiary has experienced any Security Breach. To the knowledge of WinFirst, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks.
Section 3.9.    Accounting and Internal Controls.
(a)    The records, systems, controls, data and information of WinFirst and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of WinFirst or its Subsidiaries (including all means of access thereto and therefrom), except for any standard third party data processing services and non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of WinFirst.
(b)    Since December 31, 2016, neither WinFirst nor any of its Subsidiaries or, to the knowledge of WinFirst, any director, officer, employee, auditor, accountant or representative of WinFirst or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of WinFirst or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that WinFirst or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 3.10.    Legal Proceedings. There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of WinFirst, threatened, against or affecting WinFirst or any Subsidiary of WinFirst involving a monetary claim in excess of $100,000 or requesting injunctive or other equitable relief, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against WinFirst or any Subsidiary of WinFirst having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WinFirst or on the Surviving Entity or any Subsidiary of WinFirst. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of WinFirst, threatened against WinFirst that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by WinFirst pursuant hereto or thereto or seeks to enjoin or otherwise restrain the Transactions contemplated hereby or thereby.
Section 3.11.    Taxes.
(a)    Each of WinFirst and the WinFirst Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all federal and state income tax returns and all material tax returns other than federal and state income tax returns required to be filed by it, and all such filed tax returns were true, correct and complete in all material respects. All taxes due and owing by WinFirst and the WinFirst Subsidiaries (whether or not shown on any tax return) have been timely paid, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on the WinFirst Financial Statements. WinFirst has no liability for taxes in excess of the amount reserved or provided for in the WinFirst Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).
(b)    No written or, to the knowledge of WinFirst, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against WinFirst or any of the WinFirst Subsidiaries and has not previously been paid has been received by WinFirst or any WinFirst Subsidiary.
(c)    There are no disputes currently pending with respect to, or claims or assessments asserted in writing for, any amount of taxes upon WinFirst or any of its Subsidiaries, nor has WinFirst or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.
(d)    To the knowledge of WinFirst, no tax return of WinFirst or any WinFirst Subsidiary is currently under audit or examination by any Governmental Entity. No written or, to the knowledge of WinFirst, unwritten notice of such an audit or examination by any Governmental Entity has been received by WinFirst or any WinFirst Subsidiary. Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(e)    Neither WinFirst nor any WinFirst Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) within the two (2)-year period ending prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions contemplated by this Agreement.
(f)    Neither WinFirst nor any WinFirst Subsidiary has any liability for any tax under Treasury Regulation Section 1.15026 or any similar provision of any other tax law, except for taxes of the affiliated group of which WinFirst is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law.
(g)    Neither WinFirst nor any WinFirst Subsidiary is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.60114(b).
(h)    WinFirst and the WinFirst Subsidiaries have withheld (or shall withhold) from payments to or on behalf of its employees, independent contractors, creditors, shareholders or other third parties, and have timely paid (or shall timely pay) to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable tax law.
(i)    There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material taxes.
(j)    Neither WinFirst nor any WinFirst Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity) or has liability for the taxes of another Person (other than WinFirst or any WinFirst Subsidiary) as a transferee or successor, by contract or otherwise.
(k)    Neither WinFirst nor any WinFirst Subsidiary is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign tax law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; (v) prepaid amount received on or before the Closing Date; or (vi) election under Section 108(i) of the Code.

(l)    Neither WinFirst nor any WinFirst Subsidiary has been a United States real property holding corporation within the meaning of the Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(i)(ii).
(m)    No claim has been made within the last three (3) years by an authority in a jurisdiction where WinFirst or any WinFirst Subsidiary does not file tax returns that WinFirst or any WinFirst Subsidiary may be subject to taxation by that jurisdiction. Within the past three (3) years, the IRS has not challenged the interest deduction on any of WinFirst or any WinFirst Subsidiary’s debt on the basis that such debt constitutes equity for federal income tax purposes.
(n)    Neither WinFirst nor any WinFirst Subsidiary has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).
(o)    WinFirst is an “S corporation” as that term is defined in Section 1361(a)(1) of the Code and has been so at least since January 1, 2016, and has a tax year end of December 31. WinFirst Bank is a “Qualified Subchapter S Subsidiary” as that term is defined in Section 1361(b)(3)(B) of the Code.
(p)    For purposes of this Section 3.11 and Section 5.1(m): (i) the term “tax” or “taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including income, estimated, margin, gross margin, net margin, business, occupation, franchise, real property, payroll, alternative or add-on minimum, social security (or similar), unemployment, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, unclaimed property or other taxes of any kind whatsoever, whether disputed or not, including any interest, penalties, finds and additions (to the extent applicable) thereto, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person; and (ii) the term “tax return” shall mean tax returns, declarations, statements, reports, schedules, forms and information returns, including any attachments thereto and any amendment thereto (including, without limitation, any amended tax returns) relating to taxes.
Section 3.12.    Certain Agreements. Except as set forth in WinFirst Disclosure Schedule 3.12 and except for this Agreement, neither WinFirst nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (a) with respect to the employment or services of any directors or executive officers, or with any consultants that are natural persons, (b) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (c) that limits the ability of WinFirst or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires WinFirst or any of its affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, (d) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement), (e) in the case of a WinFirst Benefit Plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement, (f) that would prohibit or delay the consummation of any of the transactions contemplated by this Agreement, (g) that involve the payment of more than $100,000 and are not terminable without penalty on notice of ninety (90) days or less, (h) real property leases or (i) agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business. WinFirst has previously made available to Summit complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.12 (collectively referred to herein as the “WinFirst Contracts”). All of the WinFirst Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WinFirst or any of its Subsidiaries. Neither WinFirst nor any of its Subsidiaries has, and to the knowledge of WinFirst, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any WinFirst Contract, except in each case for those violations and defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WinFirst or any of its Subsidiaries.
Section 3.13.    Benefit Plans.
(a)    With respect to each “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any retirement, welfare benefit, stock purchase, stock option, severance, employment, change-in-control, educational assistance, adoption assistance, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, salary continuation, split-dollar life insurance, SIMPLE IRA (as defined in Section 408(p) of the Code) and other material employee benefit plans, agreements, programs, policies, practices or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee, director, independent contractor or former employee, director or independent contractor of WinFirst or any of its Subsidiaries, or any spouse or dependent of any such employee or director, has any present or future right to benefits, and which is (or was prior to its termination) sponsored, maintained or contributed to by WinFirst or any of its Subsidiaries or under which WinFirst or any of its Subsidiaries has or could reasonably be expected to have any present or future liability, contingent or otherwise (the “WinFirst Benefit Plans”), WinFirst has provided Summit a true, correct and complete copy of (i) the most recent three annual reports (Form 5500) filed, if any, with the IRS and, where applicable, the related audited financial statements thereof, (ii) such WinFirst Benefit Plan Document and all related amendments thereto, (iii) each trust agreement, summary employee booklets or handbooks, annuity contracts, insurance policies or any other funding instruments relating to such WinFirst Benefit Plan and all related amendments thereto, (iv) the most recent summary plan description, and any summary of material modifications for each WinFirst Benefit Plan, or for Benefit Plans not subject to ERISA or that are unwritten, any relevant written summaries distributed to participants, if any, (v) any current contracts with independent contractors (including actuaries, investment managers, etc.) that relate to any WinFirst Benefit Plan, (vi) the most recent determination letter (or equivalent) issued by the IRS with respect to any WinFirst Benefit Plan qualified under Section 401(a) of the Code, and (v)

forms 1094 and 1095 for the three most recent years, and (vi) any correspondence with any Governmental Entity. There are no unwritten amendments to any WinFirst Benefit Plan. All WinFirst Benefit Plans are listed on WinFirst Disclosure Schedule 3.13(d).
(b)    No WinFirst Benefit Plan is invested in or provides the opportunity for participants or beneficiaries therein to purchase or otherwise acquire any employer securities or employer real property (within the meaning of Section 407(d) of ERISA) or any option, warrant or other right to acquire such employer securities or any interest therein.
(c)    All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable on or before the Closing Date have been timely paid to or made with respect to each WinFirst Benefit Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.
(d)    No WinFirst Benefit Plan is, and neither WinFirst nor its Subsidiaries, nor any entity that together with WinFirst or its Subsidiaries would be treated as a single employer under Section 414 of the Code sponsors, maintains, contributes to (or has an obligation to contribute to), or has ever sponsored, maintained, or contributed to (or had any obligation to contribute to) (i) a plan that is subject to Title IV of ERISA or is a defined benefit plan within the meaning of Section 3(35) of ERISA; (ii) other than the Pentegra Defined Contribution Plan adopted by Winchester Federal Bank, as disclosed on WinFirst Disclosure Schedule 3.13(d), a “multiple employer plan” within the meaning of Code section 413(c)(including plans sponsored by an employee leasing or professional employer organization), (iii) a “multiemployer plan” (as such term is defined in section 3(37) of ERISA) or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Other than as disclosed on WinFirst Disclosure Schedule 3.13(d), no WinFirst Benefit Plan is subject to the funding standards of Code Section 412 or 436 or Section 302 of ERISA.
(e)    There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law by WinFirst or any of its affiliates, officers, directors, agents or employees, applicable to WinFirst Benefit Plans that would directly or indirectly subject Summit, WinFirst or any of their respective Subsidiaries to any material taxes, penalties or other liabilities, including any liability arising through indemnification.
(f)    Other than the Pentegra Defined Contribution Plan adopted by Winchester Federal Bank, as listed on WinFirst Disclosure Schedule 3.13(f), neither WinFirst nor any of its Subsidiaries sponsors or maintains, contributes to, or has any obligation to contribute to any WinFirst Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code. Each WinFirst Benefit Plan has been operated in compliance, in all material respects, with applicable law, including, but not limited to, the Code, ERISA and the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code and all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each WinFirst Benefit Plan have been timely and completely filed or distributed. Each WinFirst Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such WinFirst Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service, or the WinFirst Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and, to the Knowledge of WinFirst, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.
(g)    There are no pending claims, lawsuits or actions relating to any WinFirst Benefit Plan (other than ordinary course claims for benefits being administered in accordance with claims procedures required under ERISA) and, to the knowledge of WinFirst, none are threatened.
(h)    No written or oral representations have been made to any employee or former employee of WinFirst or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such individual, their dependent, or any beneficiary for any period of time beyond termination of employment, except as required by Section 4980B of the Code or other applicable law, and at no expense to WinFirst or any of its subsidiaries. Except as listed on WinFirst Disclosure Schedule 3.13(h), neither the Merger, nor subsequent events where consequences result solely as a result of both the occurrence of the subsequent event and the occurrence of the Merger, shall accelerate the time of payment or vesting, or increase the amount, of compensation due by WinFirst or any of its Subsidiaries or any WinFirst Benefit Plan to any employee, officer, former employee or former officer of WinFirst or any of its Subsidiaries.
(i)    The consummation of the transactions contemplated by this Agreement (whether alone or together with any other event) will not result in any entitlement to payment to any present or former employee or director or other service provider of WinFirst or any Subsidiary of WinFirst of any money or other property, or acceleration of any rights or benefits, under any WinFirst Benefit Plan or other contract or existing arrangement. No such payment will be nondeductible or subject to excise tax under Code Section 4999 or 280G, nor will WinFirst, Summit or any of their respective Subsidiaries be required to “gross up” or otherwise compensate any Person because of the limits contained in such Code sections. No such payment will result in the receipt of compensation or severance pay by any present or former employee or director or other service provider of WinFirst or any Subsidiary of WinFirst in excess of any applicable compensation limit or severance pay limit under Section 4004 of the Coronavirus Aid, Relief and Economic Security Act.
(j)    There are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against WinFirst or any of its Subsidiaries, any WinFirst Benefit Plan, or any other Person, including without limitation, any WinFirst Benefit Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any WinFirst Benefit Plan.

(k)    Each WinFirst Benefit Plan which is a “group health plan” (as defined in the Code and ERISA) has been operated in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B, 4980D and 4980H of the Code and any analogous state law. Each such plan is in compliance, in all material respects, with, and no such plan has been operated in a manner that would reasonably be expected to result in the incurrence of any material penalty to WinFirst, the Surviving Entity or any of their respective Subsidiaries under those Sections of ERISA and the Code and under the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, or under ERISA Section 601 et. Seq. and Code section 4980B, each to the extent applicable.
(l)    All obligations required to be performed by WinFirst and its Subsidiaries under any WinFirst Benefit Plan have been performed by them in all material respects and they are not in default under or in violation of any material provision of any WinFirst Benefit Plan. To WinFirst’s knowledge, no event has occurred that would constitute grounds for an enforcement action by any party against WinFirst or any of its Subsidiaries under part 5 of Title I of ERISA under any WinFirst Benefit Plan.
(m)    WinFirst and its Subsidiaries have current contracts with one or more insurance company(ies) for each of its Benefit Plans that provide coverage for health, dental, vision, life disability, survivor income benefits, or similar welfare benefit coverages relating to any WinFirst Benefit Plan.  Except as set forth on WinFirst Disclosure Schedule 3.13(m), none of such Benefit Plans is self-insured by WinFirst or funded by WinFirst through or provided by WinFirst to its employees under a voluntary employees beneficiary association (VEBA) or a multiple employer welfare arrangement (MEWA).
(n)    WinFirst or a Company Subsidiary may, at any time, amend or terminate any WinFirst Benefit Plan that it sponsors or maintains and may withdraw from any WinFirst Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring any material liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.
(o)    Each WinFirst Benefit Plan that is a nonqualified deferred compensation plan subject to Code § 409A is, and has been at all relevant times, in material operational and documentary compliance with Code Section 409A and all regulations and guidance thereunder. No additional tax under Section 409A(a)(1)(ii) of the Code has been or is reasonably expected to be incurred by a participant in any such WinFirst Benefit Plan or other contract, plan, program, agreement, or arrangement. Neither WinFirst nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(ii) of the Code.
(p)    There are no supplemental employment retirement plans (SERPs) or non-qualified deferred compensation plans between WinFirst or any WinFirst Subsidiary and any of its current or former employees that have assets through a grantor trust or trusts of which WinFirst or any WinFirst Subsidiary is the grantor within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code that are subject to claims of creditors, and no such grantor trusts are required to be established on or after the Closing Date as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Closing Date).
Section 3.14.    Bank Subsidiary. WinFirst owns all of the outstanding shares of capital stock of WinFirst Bank, free and clear of any Lien. All of the shares of capital stock of WinFirst Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. WinFirst Bank is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. WinFirst Bank is a federal savings association whose primary federal bank regulator is the OCC.
Section 3.15.    Agreements with Regulators. Neither WinFirst nor any Subsidiary of WinFirst is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted since December 31, 2016, any policies, procedures or board resolutions at the request of, any Governmental Entity that restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has WinFirst or any WinFirst Subsidiary been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. There are no formal or informal investigations, relating to any regulatory matters pending before any Governmental Entity with respect to WinFirst or any of its Subsidiaries. Neither of WinFirst nor any WinFirst Subsidiary or any of their respective executive officers or, to the knowledge of WinFirst, any of their respective directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws that would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the knowledge of WinFirst, threatened.
Section 3.16.    Absence of Certain Changes or Events. From December 31, 2019 through the date of this Agreement: (a) WinFirst and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WinFirst or the Surviving Entity and (c) there has not been (i) except as contemplated by this Agreement, any action or event of the type that would have required the consent of Summit under Section 5.1 or (ii) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of WinFirst or any of its Subsidiaries (whether or not covered by insurance).
Section 3.17.    Takeover Statutes. Either this Agreement and the transactions contemplated hereby are exempt from, or the WinFirst Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law applicable to WinFirst or any of its

Subsidiaries, including, but not limited to, Section 271B.12-200, et seq., of the Kentucky Revised Statutes
Section 3.18.    Vote Required. The Required WinFirst Vote is the only vote of the holders of any class or series of WinFirst capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby to which it is a party.
Section 3.19.    Properties. WinFirst or any of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the WinFirst Financial Statement being owned by WinFirst or one of its Subsidiaries or acquired after the date thereof that are material to WinFirst’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest audited balance sheet included in the WinFirst Financial Statements or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any material default thereunder by the lessee or, to WinFirst’s knowledge, the lessor.
Section 3.20.    Condition of Assets. All tangible assets, including furniture, fixtures and equipment, used by WinFirst and its Subsidiaries, are in good operating condition, ordinary wear and tear excepted, and conform with all material Applicable Legal Requirements. Each of WinFirst and its Subsidiaries owns or leases all of the assets and Properties necessary to carry on its business in the manner in which it is presently conducted. The premises or equipment of WinFirst and its Subsidiaries is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.
Section 3.21.    Intellectual Property. WinFirst and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “WinFirst Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such WinFirst Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WinFirst. Neither WinFirst nor any such Subsidiary has received any notice of infringement of or conflict with and, to WinFirst’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any WinFirst Intellectual Property that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WinFirst.
Section 3.22.    Loan Portfolio.
(a)    Except as set forth on WinFirst Disclosure Schedule 3.22, neither WinFirst nor any of its Subsidiaries is a party to any written or oral (i) Loans under the terms of which the obligor was, as of June 30, 2020, ninety (90) days or more delinquent in payment of principal or interest or, to the knowledge of WinFirst, in default of any other provision, or (ii) Loans with any director, executive officer or 5% or greater shareholder of WinFirst or any of its Subsidiaries, or to the knowledge of WinFirst, any affiliate of any of the foregoing. Set forth in WinFirst Disclosure Schedule 3.22 is a true, correct and complete list of (i) all of the Loans of WinFirst and its Subsidiaries that, as of June 30, 2020, were classified by WinFirst as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of WinFirst and its Subsidiaries that, as of June 30, 2020, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (iii) each asset of WinFirst or any of its Subsidiaries that, as of June 30, 2020, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof; it being understood and agreed that the Loans referenced in clauses (i) and (ii) of this sentence include any Loans so classified by WinFirst or by any Governmental Entity.
(b)    Each Loan of WinFirst and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of WinFirst and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, that have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing.
(c)    Each outstanding Loan of WinFirst and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of WinFirst and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.
(d)    None of the agreements pursuant to which WinFirst or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e)    There are no outstanding Loans made by WinFirst or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of WinFirst or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
Section 3.23.    Deposits. No deposit of WinFirst Bank (a) is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)); (b) was acquired through a deposit listing service; or (c) is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).
Section 3.24.    Investment Securities and Commodities.
(a)    WinFirst Bank has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of WinFirst Bank. Such securities and commodities are valued on the books of WinFirst Bank in accordance with GAAP in all material respects.
(b)    WinFirst Bank employs investment, securities, commodities, risk management and other policies, practices and procedures that WinFirst Bank believes are prudent and reasonable in the context of such business and operations. Prior to the date of this Agreement, WinFirst Bank has made available to Summit the material terms of such policies, practices and procedures.
(c)    WinFirst Bank has furnished to Summit a true, correct and complete list of all Investment Securities owned by WinFirst Bank, as of June 30, 2020, as well as any purchases or sales of such securities and commodities after June 30, 2020, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any such securities or commodities sold during such time period between December 31, 2019 to and including June 30, 2020. WinFirst Bank does not own any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution.
Section 3.25.    Insurance. Set forth in WinFirst Disclosure Schedule 3.25 is a true, correct and complete list of all insurance policies maintained by WinFirst and its Subsidiaries. All such insurance policies and bonds are in full force and effect and neither WinFirst nor any of its Subsidiaries is in material default under any such policy or bond. Except as set forth in WinFirst Disclosure Schedule 3.25, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.
Section 3.26.    Indemnification. To the knowledge of WinFirst, no action or failure to take action by any present or former director, officer, employee or agent of WinFirst or its Subsidiaries has occurred that would give rise to a material claim by any such individual for indemnification from WinFirst or its Subsidiaries.
Section 3.27.    Transactions with Affiliates. Except as set forth in WinFirst Disclosure Schedule 3.27, there are no agreements, contracts, plans, arrangements or other transactions between WinFirst or any of its Subsidiaries, on the one hand, and any (i) officer or director of WinFirst or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of WinFirst, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of WinFirst, on the other hand, except those of a type available to employees of WinFirst generally. Except as set forth in WinFirst Disclosure Schedule 3.27, there are no “covered transactions,” including any Loans engaged in by WinFirst, with any “affiliate” (as such terms are defined in Section 23A of the Federal Reserve Act and Regulation W promulgated thereunder) other than those covered transactions which were engaged in and continue to be in compliance with Section 23A and Regulation W.
Section 3.28.    Absence of Certain Business Practices. Neither WinFirst nor any of its Subsidiaries or any of their respective officers, employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of WinFirst or any of its Subsidiaries (or assist WinFirst or any of its Subsidiaries in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to WinFirst or any of its Subsidiaries.
Section 3.29.    Environmental Compliance.
(a)    WinFirst, its Subsidiaries and their respective Properties are in material compliance with all Environmental Laws. WinFirst is not aware of, nor has WinFirst or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of WinFirst and its Subsidiaries with all Environmental Laws.
(b)    WinFirst and its Subsidiaries have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.
(c)    No Hazardous Materials exist on, about or within any of the Properties, nor to WinFirst’s knowledge have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that WinFirst and its Subsidiaries makes and intends to make of the Properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.
(d)    There is no action, suit, proceeding, investigation, or inquiry before any Governmental Entity pending, or to WinFirst’s knowledge threatened, against WinFirst or any of its Subsidiaries relating in any way to any Environmental Law. To the knowledge of WinFirst, neither WinFirst nor any of its Subsidiaries has any liability for remedial action under any Environmental Law. Neither WinFirst nor any of its Subsidiaries has received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has WinFirst or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.
Section 3.30.    Derivatives. All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for WinFirst’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (a) in accordance with prudent business practices and all Applicable Legal Requirements and (b) with counterparties that WinFirst believes to be financially responsible. Each Derivative Contract of WinFirst or any of its Subsidiaries constitutes the valid and legally binding obligation of WinFirst or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect. Neither WinFirst nor its Subsidiaries, nor, to the knowledge of WinFirst, any other party thereto, is in breach of any of its obligations under any Derivative Contract of WinFirst or one of its Subsidiaries. The financial position of WinFirst and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of WinFirst and such Subsidiaries in accordance with GAAP applied on a consistent basis.
Section 3.31.    Books and Records. The minute books, stock certificate books and stock transfer ledgers of WinFirst and its Subsidiaries have been kept in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of WinFirst or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.
Section 3.32.    Employee Relationships. WinFirst and its Subsidiaries have complied in all material respects with all Applicable Legal Requirements relating to their relationships with their employees, and WinFirst believes that the relationships between WinFirst and its Subsidiaries with such employees are good. To the knowledge of WinFirst, no executive officer or manager of any of the operations of WinFirst or any of its Subsidiaries or any group of employees of WinFirst or any of its Subsidiaries has or have any present plans to terminate their employment prior to or as a result of the consummation of any of the transactions contemplated hereunder.
Section 3.33.    Forms of Instruments, etc. WinFirst Bank has made and will make available to Summit copies of all of its standard forms of notes, mortgages, deeds of trust, customer agreements, policies and other routine documents of a like nature used on a regular and recurring basis in the ordinary course of business.
Section 3.34.    Fiduciary Responsibilities. WinFirst and its Subsidiaries have performed in all material respects all of their respective material fiduciary duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all Applicable Legal Requirements and agreements and instruments.
Section 3.35.    Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except for Piper Sandler & Co. WinFirst has disclosed to Summit as of the date hereof the aggregate fees provided for in connection with the engagement by WinFirst of Piper Sandler & Co. related to the Merger and the other transactions contemplated hereunder.

Section 3.36.    Opinion of Financial Advisor of WinFirst. The WinFirst Board has received the opinion, dated the date of this Agreement, of WinFirst’s financial advisor, Piper Sandler & Co., to the effect that, subject to the limitations and qualifications expressed therein, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of WinFirst Common Stock.
Section 3.37.    IT Systems. Since December 31, 2018, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the WinFirst IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on WinFirst. WinFirst and its Subsidiaries have taken all reasonable best effort steps to safeguard the confidentiality, availability, security, and integrity of the WinFirst IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on WinFirst.
Section 3.38.    Dissenting Shareholders. To the knowledge of WinFirst, there is no plan or intention on the part of any shareholders of WinFirst to exercise their dissenters’ rights in the manner provided by applicable law.
Section 3.39.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither WinFirst nor any other Person on behalf of WinFirst is making or has made any express or implied representation or warranty with respect to WinFirst or with respect to any other information provided to Summit in connection with the transactions contemplated herein. Neither WinFirst nor any other Person shall have or be subject to any liability or indemnification obligation to Summit or any other Person resulting from the distribution to Summit, or the use by Summit of, any such information, including any information, documents, projections, forecasts or other material made available to Summit in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. WinFirst acknowledges that Summit is making no representations or warranties other than the representations and warranties expressly contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SUMMIT

Except as set forth in the Disclosure Schedule delivered by Summit to WinFirst prior to the execution hereof (the “Summit Disclosure Schedule”), Summit hereby make the representations and warranties set forth in this Article IV to WinFirst as of the date hereof and as of the Closing Date. For purposes of the representations and warranties of Summit contained herein, disclosure in any section of the Summit Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Summit calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the Summit Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Summit Disclosure Schedule or other document delivered by Summit pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Prior to the Closing, Summit agree to provide supplemental Disclosure Schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date to WinFirst, as applicable. Delivery of such Supplemental Disclosure Schedules shall not cure a breach of or modify a representation or warranty.
Section 4.1.    Organization, Standing and Power. Summit is a West Virginia state chartered banking corporation. Each of Summit and its Subsidiaries is a corporation, limited liability company, trust or partnership duly organized or formed, as the case may be, validly existing and/or, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit. Summit is an “insured bank” as defined in the FDIA and applicable regulations thereunder.
Section 4.2.    Execution and Delivery; No Violation.
(a)    Summit has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Summit Board. This Agreement has been duly and validly executed and delivered to WinFirst. Assuming due authorization, execution and delivery by WinFirst, this Agreement constitutes valid and binding obligations of Summit, enforceable against Summit in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).
(b)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Summit with any of the terms or provisions hereof (provided that the Required WinFirst Vote and the Requisite Regulatory Approvals are obtained) shall: (i) violate any provision of the charters, articles, certificates or bylaws of Summit or the organizational or governing documents of any of their Subsidiaries; or (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Summit, or any of their Subsidiaries, or any of their respective Properties or assets.

Section 4.3.    Consents and Approvals. Except for the Requisite Regulatory Approvals applicable to Summit, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Summit or any of their Subsidiaries in connection with the execution and delivery of this Agreement by Summit or the consummation by Summit and their Subsidiaries of the transactions contemplated hereby. As of the date of this Agreement, Summit knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis.
Section 4.4.    Legal Proceedings; Agreements with Regulatory Agencies. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Summit, threatened against Summit that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Summit pursuant hereto or thereto or seeks to enjoin or otherwise restrain the Transactions contemplated hereby or thereby. Neither Summit nor Summit Financial Group, Inc. (“Parent”) is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that currently restricts in any material respect the conduct of its respective business or that in any material manner relates to its respective capital adequacy, management or business, nor has Summit, Parent or any of its Subsidiaries been advised in writing or otherwise by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolution.
Section 4.5.    No Vote Required. No approval by the holders of any class or series of Summit capital stock is necessary to approve this Agreement or authorize the transactions contemplated hereby (including the Merger).
Section 4.6.    Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person engaged by Summit or any of its Subsidiaries is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.
Section 4.7.    Financing. Summit has, and will have as of the Closing Date, funds or financing capability sufficient to enable it to carry out its obligations under this Agreement. Summit’s ability to consummate the Merger and to deliver the Merger Consideration as provided for herein is not contingent on raising capital or obtaining financing.
Section 4.8.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Summit nor any other Person on behalf of Summit is making or has made any express or implied representation or warranty with respect to Summit or with respect to any other information provided to WinFirst in connection with the transactions contemplated herein. Neither Summit nor any other Person shall have or be subject to any liability or indemnification obligation to WinFirst or any other Person resulting from the distribution to WinFirst, or the use by WinFirst of, any such information, including any information, documents, projections, forecasts or other material made available to WinFirst in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV. WinFirst acknowledges that Summit is making no representations or warranties other than the representations and warranties expressly contained in Article IV.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1.    Covenants of WinFirst. During the period from the date of this Agreement and continuing until the Effective Time, WinFirst agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement or to the extent that Summit shall otherwise consent in writing (which consent shall not be unreasonably or untimely withheld or denied):
(a)    Ordinary Course. WinFirst and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time. Except as set forth on WinFirst Disclosure Schedule 5.1(n), WinFirst shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any material respect, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement (except with respect to such terminations as may be set forth on WinFirst Disclosure Schedule 5.1(n) or 5.6) or make any change to any existing material leases, contracts or agreements, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.
(b)    Dividends; Changes in Stock. Except as set forth in WinFirst Disclosure Schedule 5.1(b), WinFirst shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for (A) dividends by a wholly owned Subsidiary of WinFirst, and (B) the Special Dividend contemplated in Section 2.1(f) hereof, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of DPC shares in the ordinary course of business consistent with past practice).
(c)    Issuance of Securities. WinFirst shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned Subsidiary of its capital stock to its parent.
(d)    Governing Documents. WinFirst shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its charter, certificate of formation, bylaws or similar organizational documents, as applicable, or enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of WinFirst.
(e)    No Acquisitions. WinFirst shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing equity interest in or the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other DPC acquisitions in the ordinary course of business.
(f)    No Dispositions. Except for the Bypass Branch Divestiture, sales of OREO, mortgages originated or held by WinFirst Bank in the ordinary course of business consistent with past practice, investment securities in the ordinary course of business consistent with past practice, and sales of assets as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, WinFirst shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by WinFirst and its Subsidiaries) exceeding $100,000, in the aggregate, in any calendar month.
(g)    Related Transactions. WinFirst and its Subsidiaries shall cooperate with Summit and its Subsidiaries to cause WinFirst to merge with Merger Sub.
(h)    Indebtedness. WinFirst shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any longterm debt securities of WinFirst or any of its Subsidiaries or guarantee any long-term debt securities of others, other than indebtedness of any Subsidiary of WinFirst to WinFirst or to another Subsidiary of WinFirst, or (ii) prepay or voluntarily repay any subordinated indebtedness.

(i)    Loans. WinFirst shall not, and shall not permit any of its Subsidiaries to, make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan or group of loans to any borrower and its affiliates that, individually or collectively, would be in excess of $1,000,000.
(j)    ALLL. At all times after the date the hereof and through and until the Closing Date, maintain the ALLL account for WinFirst Bank in an amount adequate in all material respects and consistent with past practices and in compliance with applicable regulatory requirements, including GAAP and RAP.
(k)    Other Actions. WinFirst shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) that would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 7.1(d).
(l)    Accounting Methods. WinFirst shall not, and shall not permit any of its Subsidiaries to, make any material change in its methods of accounting in effect at December 31, 2019, except as required by changes in GAAP or RAP as concurred in by WinFirst’s independent auditors or required by a Governmental Entity.
(m)    Tax Matters. WinFirst shall not, and shall not permit its Subsidiaries to, make or rescind any material tax election, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund.
(n)    Compensation and Benefit Plans. Except as contemplated by WinFirst Disclosure Schedule 5.1(n), WinFirst shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements or as provided under this Agreement) or terminate any WinFirst Benefit Plan, or any agreement, arrangement, plan or policy between WinFirst or a Subsidiary of WinFirst and one or more of its directors or officers, (ii) except for normal pay increases to rank and file employees in the ordinary course of business consistent with past practice or as required by any plan or arrangement as in effect as of the date hereof, materially increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, (iv) enter into any new contract or agreement providing that, with respect to the right to any bonus or incentive compensation, the vesting of any such bonus or incentive compensation, shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event, (v) grant or award any bonus or incentive compensation, or any stock option, restricted stock, restricted stock unit or other equity-related award except as required as an existing obligation of WinFirst under the terms of any existing agreement, or (vi) terminate any employee who is eligible to receive a change-in-control payment or otherwise provide such an employee with good reason (as defined in any applicable agreement) to terminate such employee’s employment with WinFirst or any of its Subsidiaries such that a change-in-control payment becomes payable.
(o)    Investment Portfolio; Interest Rate Risk; Other Risk. WinFirst shall not, and shall not permit any of its Subsidiaries to, materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio.
(p)    No Liquidation. WinFirst shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.
(q)    Other Agreements. WinFirst shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1, except with respect to actions taken as trustee, custodian or other fiduciary.
Section 5.2.    Covenants of Summit. Except as otherwise permitted or contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time, Summit agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement or to the extent that WinFirst shall otherwise consent in writing (which shall not be unreasonably or untimely withheld):
(a)    Ordinary Course. Summit and its Subsidiaries shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time.
(b)    Governing Documents. Summit shall not, nor shall it permit any of its Subsidiaries to, (i) amend its articles of incorporation or bylaws, each as amended, in a manner that would adversely affect WinFirst or any of its Subsidiaries, (ii) take any action that is likely to materially impair Summit’s ability to perform any of its obligations under this Agreement or (iii) agree or commit to do any of the foregoing.
Section 5.3.    Transition. In order to facilitate the integration of the operations of Summit and WinFirst and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the Parties as a result of the Merger, each of WinFirst and Summit shall, and shall cause its Subsidiaries to, consult with the other on all strategic, integration and operational matters to the extent such consultation is deemed necessary or appropriate by Summit and is not in violation of Applicable Legal Requirements. Without in any way limiting the provisions of Section 6.3, Summit and its Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to WinFirst, be entitled to review the operations and visit the facilities of WinFirst and its Subsidiaries at all times as may be deemed reasonably necessary by Summit, as the case may be, in order to accomplish the foregoing arrangements after receipt of all Requisite Regulatory Approvals. From and after the date hereof, subject to Applicable Legal Requirements, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to WinFirst Bank’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and WinFirst Bank shall, upon Summit’s reasonable request, introduce Summit and their respective representatives, as applicable, to suppliers of WinFirst Bank for the purpose of facilitating the integration of WinFirst Bank and its business into that of Summit and its Subsidiaries.
Section 5.4.    Advice of Changes; Government Filings.
(a)    Each Party shall confer on a regular and frequent basis with the other, report, subject to Section 5.7, on operational matters, and promptly advise the other orally and in writing of any change or event having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party or the Surviving Entity or that would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of any condition set forth in Article VII or give rise to any right of termination under Article VIII unless the underlying breach shall independently constitute such a failure or give rise to such a right.
(b)    WinFirst and Summit shall file all reports, schedules, applications, registrations, and other information required to be filed by each of them with all other relevant Governmental Entities and to obtain all of the Requisite Regulatory Approvals between the date of this Agreement and the Effective Time. WinFirst, WinFirst Bank, Summit shall file all Bank Call Reports with the appropriate Governmental Entity and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and, to the fullest extent permitted by Applicable Legal Requirements, shall make available to the other Party copies of all such reports promptly after the same are filed. Each of WinFirst and Summit shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to Applicable Legal Requirements relating to the exchange of information, with respect to all the information relating to such Party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as reasonably practicable. Each Party agrees that to the extent practicable it shall consult with the other Party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each

Party shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby.
Section 5.5.    Insurance. During the period from the date of this Agreement and continuing until the Effective Time, each of Summit and WinFirst shall, and shall cause their respective Subsidiaries to, (a) use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies, including insurance of customer deposit accounts with the FDIC, and (b) take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters that could reasonably give rise to a claim prior to the Effective Time.
Section 5.6.    Termination of Contracts. WinFirst shall use its best efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its contracts identified on WinFirst Disclosure Schedule 5.6, including data processing contracts and contracts related to the provision of any other electronic banking services, will, if the Merger occurs, be terminated on or after the consummation of the Merger on a date to be mutually agreed upon by WinFirst and Summit. Such notice and actions by WinFirst will be in accordance with the terms of such contracts. For the avoidance of doubt, the use of “best efforts” by WinFirst as used in this Section 5.6 shall include the payment or accrual of any termination fees, liquidated damages or deconversion fees required by the terms of the contracts referenced in this Section 5.6 upon the termination of such contracts, and any such fees or damages or other expenses shall be included in the calculation of Adjusted Shareholders’ Equity pursuant to Section 2.1(g) hereof as an already incurred or recognized expense for purposes of such calculation.
Section 5.7.    Nature of Deposits. On the Closing Date, the deposits of WinFirst Bank shall be of substantially the same character, mix, type, and makeup as such deposits were as of June 30, 2020. Such deposits shall include no additional brokered deposits except for such additional brokered deposits agreed to by Summit.
Section 5.8.    No Control of Other Party’s Business. Nothing contained in this Agreement (including Section 5.3) shall give Summit, directly or indirectly, the right to control or direct the operations of WinFirst prior to the Effective Time or shall give WinFirst, directly or indirectly, the right to control or direct the operations of Summit. Prior to the Effective Time, (a) each of WinFirst and Summit shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, (b) WinFirst shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) WinFirst shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.
Section 5.9.    Satisfaction of Closing Conditions. During the period from the date of this Agreement and continuing until the Effective Time, each of Summit and WinFirst shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to cause to be delivered at the Closing all documents required by Article VII, as applicable.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1.    Preparation of Proxy Statement; Shareholders Meeting.
(a)    As promptly as reasonably practicable following the date hereof, WinFirst shall prepare the proxy statement of WinFirst for the WinFirst Shareholder Meeting (such proxy statement, and all amendments, supplements, annexes and exhibits thereto, the “Proxy Statement”) to be mailed to WinFirst shareholders in connection with the Required WinFirst Vote. Summit shall have the right to review and consult with WinFirst and WinFirst shall reasonably consider such information and any characterization of such information included in the Proxy Statement. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any proposed amendment or supplement to the Proxy Statement. If at any time prior to the Effective Time any information relating to either of the Parties, or their respective affiliates, officers or directors, should be discovered by either Party that should be set forth in an amendment or supplement to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify and consult with the other Party hereto and, to the extent required by law, rules or regulations, shall cooperate with the other Party (including giving due consideration to the comments received from the other Party) to provide that an appropriate amendment or supplement describing such information shall be promptly disseminated to the shareholders of WinFirst.
(b)    WinFirst and the WinFirst Board shall (i) take all action in accordance with the laws of the Commonwealth of Kentucky and the WinFirst Charter and bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “WinFirst Shareholder Meeting”) for the purpose of obtaining the Required WinFirst Vote within fifteen (15) days following the date of this Agreement and (B) schedule the WinFirst Shareholder Meeting to take place on a date that is no less than thirty (30) days following the date of when notice of the WinFirst Shareholder Meeting has been given; (ii) subject to the terms of Section 6.2, use its commercially reasonable best efforts to (x) cause the WinFirst Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Required WinFirst Vote (and not impose a requirement that holders of more than the minimum required percentage (as set forth in the laws of the Commonwealth of Kentucky) of the shares of WinFirst Common Stock entitled to vote to approve and adopt this Agreement; and (iii) subject to the terms of Section 6.2, include in the Proxy Statement and at all other times the recommendation that the WinFirst shareholders approve this Agreement and the Merger (the “WinFirst Board Recommendation”). WinFirst shall adjourn or postpone the WinFirst Shareholder Meeting as of the time for which such meeting is originally scheduled if there are insufficient shares of WinFirst Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting WinFirst has not received proxies representing a sufficient number of shares necessary to obtain the Required WinFirst Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the WinFirst Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of WinFirst at the WinFirst Shareholder

Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby.
(c)    Information Supplied by WinFirst. WinFirst represents and warrants and agrees that none of the information supplied or to be supplied by WinFirst expressly for inclusion or incorporation by reference in the Proxy Statement shall, at the date of mailing to the shareholders of WinFirst and at the time of the WinFirst Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(d)    Information Supplied by Summit. Summit represents and warrants and agrees that none of the information supplied or to be supplied by Summit expressly for inclusion or incorporation by reference in the Proxy Statement shall, at the date of mailing to shareholders of WinFirst and at the time of the WinFirst Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 6.2.    Proposals.
(a)    WinFirst agrees that, except as expressly permitted by this Section 6.2(a) or Section 6.2(a), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it shall not, and shall not authorize or permit its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors, and affiliates to: (i) solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any Person relating to, any Acquisition Proposal; (ii) disclose to any third party any information concerning the business, Properties, books or records of WinFirst or any WinFirst Subsidiary or otherwise relating to an Acquisition Proposal, other than as provided herein or as compelled by law; (iii) release any person from a confidentiality agreement or standstill agreement; or (iv) cooperate with any third party to make any Acquisition Proposal, other than the sale by WinFirst Bank of assets in the ordinary course of business consistent with past practice; provided, however, that none of the foregoing shall prohibit WinFirst or its Subsidiaries officers, directors, agents, advisors, and affiliates from informing any Person of the provisions of this Section 6.2 or from contacting any Person (or such Person’s representatives) who has made, after the date of this Agreement, an Acquisition Proposal solely to request clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal. WinFirst shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any Persons other than Summit with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Within two (2) days of receipt of any unsolicited offer, WinFirst will communicate to Summit the terms of any proposal or request for information and the identity of the parties involved.

(b)    Notwithstanding anything to the contrary in Section 6.2(a), at any time from the date of this Agreement and prior to obtaining the Required WinFirst Vote, in the event WinFirst receives an unsolicited (or otherwise not in breach with this Section 6.2), bona fide written Acquisition Proposal and the WinFirst Board (or any committee thereof) determines in good faith after consultation with legal counsel and its financial advisor that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, WinFirst may, and may permit its Subsidiaries and their respective officers, directors, agents, advisors, and affiliates to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to WinFirst with respect to confidentiality than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished WinFirst confidential information to the Person or Persons making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the WinFirst Board (or any committee thereof) determines in good faith (following consultation with counsel) that failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under applicable law. WinFirst will promptly, and in any event within two (2) days of receipt of any unsolicited, bona fide written Acquisition Proposal, (x) notify Summit in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to WinFirst Bank or for access to the Properties, assets, books or records of WinFirst Bank by any Person that has made, or to the knowledge of WinFirst may be considering making, an Acquisition Proposal and (y) communicate the name of such Person and the material terms of such Acquisition Proposal to Summit, including as they may change upon any modification or amendment to the terms thereof. WinFirst will keep Summit fully apprised of the status of and other matters relating in any material respect to any such Acquisition Proposal on a reasonably timely basis.
(c)    Except as set forth below, the WinFirst Board shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Summit, the WinFirst Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Summit the WinFirst Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding anything to the contrary contained herein, the WinFirst Board (including any committee thereof) may, at any time prior to obtaining the Required WinFirst Vote, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the WinFirst Board (or the applicable committee thereof) determines in good faith (after consultation with counsel) constitutes a Superior Proposal; provided, however, that the WinFirst Board may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1, with respect to an Acquisition Proposal until it has given Summit at least four (4) Business Days, following Summit’s initial receipt of written notice that the WinFirst Board has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Summit, the WinFirst Board determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.
(d)    Nothing in this Agreement shall prohibit WinFirst or the WinFirst Board (or any committee thereof) from making any communication or disclosure to the WinFirst shareholders that the WinFirst Board (or applicable committee thereof) determines in good faith, after consultation with outside counsel, is required under applicable law.
Section 6.3.    Access to Information.
(a)    Upon reasonable notice and subject to any reasonable restrictions imposed by either Summit or WinFirst with respect to in-person access in light of COVID-19 concerns, WinFirst shall (and shall cause its Subsidiaries to) afford to the representatives of Summit, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, WinFirst shall (and shall cause its Subsidiaries to) make available to Summit (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, federal or state banking laws or the rules and regulations of self-regulatory organizations (other than reports or documents that such Party is not permitted to disclose under Applicable Legal Requirements) and (ii) all other information concerning its business, properties and personnel as Summit may reasonably request. Neither WinFirst nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements where reasonably permitted under Applicable Legal Requirements under circumstances in which the restrictions of the preceding sentence apply.
(b)    WinFirst acknowledges and agrees that Summit and its outside public accounting firm, Yount, Hyde & Barbour, P.C. (“YHB”), will need to have access to certain information and accounting records with respect to WinFirst in connection with the reporting obligations of Summit and Parent, after the Closing Date so that YHB and Summit may verify, based upon a review of general ledger balances and management’s adjustments thereto, the accuracy of consolidated assets, liabilities and capital as reported by WinFirst and WinFirst Bank in the WinFirst Unaudited Financial Statements. To that end, WinFirst agrees to exercise its reasonable best efforts to cooperate with Summit in delivering the information set forth on Summit Disclosure Schedule 6.3(b) to Summit and YHB following the date of this Agreement and until the Closing Date, with such revisions thereto as are reasonably acceptable to the Parties; provided, that any modification shall not materially expand the scope or objectives set forth on Summit Disclosure Schedule 6.3(b).
(c)    As soon as practicable after the end of each month, WinFirst will deliver to Summit in electronic form (i) the monthly deposit and loan trial balances of WinFirst Bank, (ii) the monthly analysis of WinFirst Bank’s investment portfolio, and (iii) the monthly balance sheet and income statement of WinFirst and its Subsidiaries.
(d)    The Parties shall hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the agreement, dated as of November 28, 2018, between WinFirst and Summit (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect until immediately following the Effective Time.

(e)    No such investigation by Summit shall affect the representations and warranties of any Party expressly made in this Agreement.
(f)    WinFirst shall permit, and shall cause its Subsidiaries to permit, Summit and/or an environmental consulting firm selected by Summit, at the sole expense of Summit, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by WinFirst or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Summit’s sole expense), Summit shall indemnify WinFirst and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.
(g)    Upon Summit’s reasonable request, WinFirst and WinFirst Bank shall provide board packages and notices of board meetings to the Chief Executive Officer of Summit simultaneously with their submission to WinFirst and WinFirst Bank board members, provided that information relating to WinFirst and WinFirst Bank that would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Governmental Entity (together, “WinFirst Board Confidential Matters”) may be excluded therefrom. Upon Summit’s reasonable request, WinFirst and WinFirst Bank shall promptly provide the Chief Executive Officer of Summit with copies of the minutes of all regular and special meetings of the board of directors of WinFirst and WinFirst Bank and minutes of all regular and special meetings of any board or senior management committee of WinFirst Bank held on or after the date of this Agreement (except WinFirst Board Confidential Matters).
Section 6.4.    Reasonable Best Efforts.
(a)    Each of WinFirst and Summit shall, and shall cause its respective Subsidiaries to, use all reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger and make effective the other transactions contemplated hereby as promptly as reasonably practicable after the date hereof. Without limiting the generality of the foregoing, each Party shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all Applicable Legal Requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and to consummate the Merger, and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party that is required to be obtained or made by such Party or any of its Subsidiaries pursuant to Applicable Legal Requirements or any contract or other obligation in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption shall result in a condition or restriction on such Party or on Summit or its Subsidiaries having an effect of the type referred to in Section 7.1(d). In furtherance and not in limitation of the Parties’ obligations under this Section 6.4, each of the Parties further agrees as follows:
(i)    Within fifteen (15) days of the execution of this Agreement, each of WinFirst and Summit shall, and shall cause its Subsidiaries to, use all reasonable best efforts to prepare all necessary documentation and effect all necessary filings, applications, registrations, and notices in order to obtain the Requisite Regulatory Approvals.
(ii)    WinFirst shall cooperate with Summit and shall furnish to Summit and Summit’s counsel all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, filing, notice, registrations, or any other statement or application made by or on behalf of any Party or its Subsidiaries to any Governmental Entity in connection with the Merger. WinFirst shall have the right to review reasonably in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than with regard to information reasonably considered confidential by the providing Person). In addition, Summit shall furnish to WinFirst a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than any part of such filings reasonably considered confidential by Summit).
(b)    Each of WinFirst and Summit and their respective boards of directors shall, if any state Takeover Statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use all reasonable best efforts to provide that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.
Section 6.5.    Employee Benefit Plans and Employee Matters..
(a)    At or as soon as practicable following the Effective Time, Summit shall provide employees of WinFirst with employee benefit plans substantially similar in the aggregate to those provided to similarly situated employees of Summit, Summit shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the WinFirst Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents, and to the extent permitted by Summit’s benefit plans, all WinFirst employees will receive credit for years of service with WinFirst and its predecessors prior to the Effective Time for purposes of eligibility and vesting but not for purposes of benefit accrual under Summit’s benefit plans, except this Section 6.5(a) will not apply to the Summit Financial Group, Inc. Employee Stock Ownership Plan and no prior service credit will be granted for any purpose under that plan.
(b)    Except for employees of WinFirst Bank with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements), Summit agrees that each employee of WinFirst Bank who is involuntarily terminated by Summit or any of its Subsidiaries (other than for cause) concurrently with the Closing or within twelve (12) months of the Closing shall receive two weeks of severance per full year of service with WinFirst Bank, with a minimum of four (4) weeks of severance pay and a maximum of twenty-six (26) weeks of severance pay.

(c)    If requested by Summit not later than sixty-five (65) days before the Closing Date, WinFirst shall take such action as may be necessary, including, but not limited to, sending sixty (60) days’ notice to Pentegra, the sponsor of the Pentegra Defined Contribution Plan, to terminate the participation of WinFirst in the Pentegra Defined Contribution Plan not later than immediately prior to the Closing Date, including accruing the estimated expense associated with such termination of participation in the Pentegra Defined Contribution Plan.
(d)    WinFirst agrees that its employee welfare benefit plans, as defined in ERISA § 3(1) (each, a “Welfare Plan”), may be, provided that their terms and conditions so allow, terminated, modified or merged into Summit’s Welfare Plans on or after the Closing Date, as determined by Summit in its sole discretion, subject to compliance with applicable law so long as any such action does not reduce any benefits already earned thereunder. If requested in writing by Summit not less than thirty (30) days before the Closing Date, WinFirst will take, and will cause WinFirst Bank to take, all action necessary to terminate any WinFirst Welfare Plan, effective no later than immediately before the Closing Date. In addition, as of the Closing Date Summit shall provide any benefits to which WinFirst employees or their respective spouses, former spouses or other qualifying beneficiaries may be entitled by reason of qualifying events occurring prior to, on or after the Closing Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law, from and after the Closing Date through the remaining legally-required period of coverage.
(e)    Summit agrees to make the payments set forth on Section 6.5(e) of the WinFirst Disclosure Schedule in accordance with the terms thereof.
Section 6.6.    Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 8.2 hereof, and furthermore, with respect to WinFirst and its Subsidiaries, shall be incurred or recognized as an expense for purposes of the calculation of Adjusted Shareholders’ Equity pursuant to Section 2.1(g), and except that if the Merger is consummated, the Surviving Entity shall pay, or cause to be paid, any and all property or transfer taxes imposed on either Party in connection with the Merger.
Section 6.7.    Indemnification; Directors’ and Officers’ Insurance.
(a)    Following the Closing Date and for a period of three (3) years thereafter, Summit shall indemnify, defend and hold harmless the present directors, officers and employees of WinFirst and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that WinFirst is currently permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the Commonwealth of Kentucky, WinFirst and its Subsidiaries respective articles, bylaws, similar constituent documents and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Kentucky law, WinFirst and its Subsidiaries respective articles, bylaws, similar constituent documents and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Summit) selected by Summit and reasonably acceptable to such officer or director.
(b)    Any Indemnified Party wishing to claim indemnification under Section 6.7(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Summit thereof; provided, that the failure so to notify shall not affect the obligations of Summit under Section 6.7(a) unless and to the extent that Summit is actually prejudiced as a result of such failure.
(c)    Summit shall: (i) obtain as of the Effective Time “tail” insurance policies with a claims period of three (3) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events that occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will Summit be required to expend an annual premium for such coverage in excess of one hundred fifty percent (150%) of the last annual premium paid by WinFirst or any of its Subsidiaries for such insurance prior to the date of this Agreement (the “Insurance Amount”); and provided, further, that officers and directors of WinFirst or its Subsidiaries may be required to make application and provide customary representations and warranties to Summit’s insurance carrier for the purpose of obtaining such insurance. If such insurance coverage cannot be obtained at an annual premium equal to or less than the Insurance Amount, Summit will obtain the greatest coverage available for a cost not exceeding an annual premium equal to the Insurance Amount.
(d)    If Summit or its Subsidiaries or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Summit or its Subsidiaries shall assume the obligations set forth in this Section 6.7.
(e)    The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
Section 6.8.    Public Announcements. Except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules or regulations of Nasdaq, Summit and WinFirst shall use reasonable best efforts (a) to develop a joint communications plan, and (b) to provide that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules of Nasdaq or to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 6.1, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything in this Section 6.8 to the contrary, WinFirst or Summit may make any disclosure or communication pursuant to Section 6.2 without complying with the provisions of this Section 6.8.
Section 6.9.    Untrue Representations. Each Party shall promptly notify the other Party in writing if such notifying Party becomes aware of any fact or condition that makes untrue, or shows to have been untrue, any schedule or any other information furnished to the other Party or any representation or warranty made in or pursuant to this Agreement or that results in the notifying Party’s failure to comply with any covenant, condition or agreement contained in this Agreement.
Section 6.10.    Litigation and Claims.
(a)    WinFirst shall promptly notify Summit in writing of any threatened or commenced litigation, or of any claim, controversy or contingent liability that might reasonably be expected to be asserted or become the subject of litigation, against WinFirst or affecting any of its properties, Subsidiaries or affiliates and WinFirst shall promptly notify Summit of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of WinFirst, threatened against WinFirst that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by WinFirst pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby.
(b)    Summit shall promptly notify WinFirst of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of Summit, threatened against Summit that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by Summit pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby.
(c)    WinFirst shall give Summit the opportunity to participate in the defense or settlement of any shareholder litigation against WinFirst or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. WinFirst may not enter into any settlement agreement in respect of any shareholder litigation against WinFirst or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement without Summit’s prior written consent (such consent not to be unreasonably withheld or delayed). For purposes of this Section 6.10, “participate” means that Summit will be kept apprised of the proposed strategy and other significant decisions with respect to the litigation by WinFirst (to the extent the attorney-client privilege, work product or other similar privilege between the litigating party and its counsel is not undermined or otherwise affected), and Summit may offer comments or suggestions with respect to the litigation but will not be afforded any decision-making power or other authority over the litigation except for the settlement consent set forth above.

Section 6.11.    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each Party shall take all such necessary action, including the execution of all necessary and desirable agreements, certificates, instruments and documents.
Section 6.12.    Voting Agreements. Simultaneously with the execution of this Agreement, each of the Specified Individuals who beneficially own or control shares of WinFirst Common Stock shall enter into a Voting Agreement with Summit (each a “Voting Agreement”). The form of the Voting Agreement is attached as Exhibit A hereto.
Section 6.13.    Support Agreements. Simultaneously with the execution of this Agreement, each of the Specified Individuals shall enter into a Support Agreement with Summit (each a “Support Agreement”). The form of the Support Agreement is attached as Exhibit B hereto.
Section 6.14.    Change of Method. Summit, with the written consent of WinFirst, which shall not be unreasonably withheld, shall be entitled to, at any time prior to the Closing Date, change the method or structure of effecting the combination of Summit and WinFirst (including the provisions of Article I), if and to the extent that Summit deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change in any way the type or amount of the Merger Consideration, (ii) adversely affect the Tax treatment of WinFirst shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of WinFirst or Summit pursuant to this Agreement or (iv) materially impede or delay the consummation of the Merger contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both Parties in accordance with Section 8.3.
Section 6.15.    Tax Sharing/Allocation Agreements. All tax-sharing, tax allocation or similar agreements with respect to or involving WinFirst or any WinFirst Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, WinFirst and the WinFirst Subsidiaries shall not be bound thereby or have any liability thereunder.
Section 6.16.    WinFirst S Election Tax Matters. The parties agree that Summit may elect to close the books of WinFirst on the last day of the S short-year in accordance with Section 1362(e)(3)(B) of the Code, and that if Summit so elects, (a) WinFirst will exercise its reasonable best efforts to obtain from each holder of WinFirst Common Stock prior to Closing a proper consent to the election to close the books of WinFirst on the last day of the S short-year in accordance with Section 1362(e)(3)(B) of the Code, and (b) Summit, as the only holder of WinFirst Common Stock upon Closing, will execute and deliver to Summit promptly upon request a proper consent to the election to close the books of WinFirst on the last day of the S short-year in accordance with Section 1362(e)(3)(B) of the Code.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing and the continued satisfaction thereof through the Effective Time:
(a)    Shareholder Approval. WinFirst shall have obtained the Required WinFirst Vote.
(b)    Other Approvals. Other than the filings provided for by Section 1.2, (i) all authorizations, consents, orders or approvals of, or declarations, notices, filings or registrations with, and all expirations and terminations of waiting periods required from, any Governmental Entity that are necessary to obtain the Requisite Regulatory Approvals shall have been obtained, been made, occurred or been filed, and all such authorizations, consents, orders, approvals, declarations, filings or registrations shall be in full force and effect, and (ii) any other consents or approvals from any Governmental Entity or other third party relating to the Merger or any of the other transactions provided for in this Agreement, except in the case of clause (ii) for those the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Surviving Entity or Summit, shall have been obtained, and all such consents or approvals shall be in full force and effect.
(c)    No Injunctions or Restraints; Illegality. No restraining order, injunction, writ, decree or other order issued by any court of competent jurisdiction preventing, enjoining or restraining the consummation of the Merger, or any of the transactions contemplated by this Agreement shall be in effect (an “Injunction”) and no action brought by a Governmental Entity with respect to such an Injunction shall be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, in effect or enforced by any Governmental Entity that makes the consummation of the Merger illegal.
(d)    No Burdensome Regulatory Conditions. No Requisite Regulatory Approval shall have been granted subject to any condition or conditions that, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction that, in connection with the grant of a Requisite Regulatory Approval or otherwise, (i) requires any of the Parties to pay any amounts that would be material to any of the Parties or to divest any banking office, line of business or operations or to increase its regulatory capital, or (ii) imposes any condition, requirement or restriction upon Summit or its Subsidiaries, that, in the case of clause (i) or (ii), would, individually or in the aggregate, reasonably be expected to create a burdensome condition on Summit or its Subsidiaries (a “Materially Burdensome Regulatory Condition”).
(e)    Bypass Road Branch Lease. The real property associated with WinFirst Bank’s Bypass Road branch located at 1705 Bypass Road, Winchester, KY 40391 (the “Bypass Branch”), shall have been (i) distributed by WinFirst Bank to WinFirst, (ii) contributed by WinFirst to an as-yet unorganized Subsidiary (“Bypass Lessor”), following which, the shares of Bypass Lessor shall have been distributed to the holders of WinFirst Common Stock in the same percentages as they own shares of WinFirst Common Stock immediately prior to the consummation of such transaction (the “Bypass Branch Divestiture”), and Bypass Lessor and Summit shall have executed and delivered a commercial lease for the Bypass Branch in substantially the form attached hereto as Exhibit C (the “Bypass Lease”).
(f)    South Main Branch Lease. Summit, WinFirst Bank and Main Street Lessor shall have executed and delivered a commercial lease for WinFirst Bank’s South Main branch located at 57 S. Main Street, Winchester, KY 40394 in substantially the form attached hereto as Exhibit D (the “Main Street Lease”).
Section 7.2.    Conditions to Obligation of Summit. The obligation of Summit to effect the Merger is subject to the satisfaction of the following conditions unless waived by Summit:
(a)    Representations and Warranties. The representations and warranties of WinFirst shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date; provided, that no representation and warranty of WinFirst shall be deemed to be untrue or incorrect as of the Closing Date as a consequence of either (i) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of WinFirst or any of its Subsidiaries or (ii) action taken by a Governmental Entity after the date hereof (whether with or without the consent of WinFirst or any of its Subsidiaries), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on WinFirst or any of its Subsidiaries. Notwithstanding the foregoing, as of the Closing Date, the number of issued and outstanding shares of WinFirst Common Stock shall not exceed 66,165 and Section 3.2(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.
(b)    Performance of Obligations. WinFirst shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Summit shall have received a certificate signed on behalf of WinFirst by the chief executive officer and by the chief financial officer or another senior executive of WinFirst to such effect.
(c)    Officers’ Certificate. WinFirst shall have provided Summit with a certificate duly executed by the chief executive officer and the chief financial officer of WinFirst certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
(d)    Dissenting Shares. Dissenting Shares shall be less than 5.0% of the issued and outstanding WinFirst Common Stock.
(e)    Voting Agreements. Simultaneously with the execution of this Agreement, Summit having received from each Specified Individual who beneficially owns or controls shares, the Voting Agreement in the form of Exhibit B attached hereto.

(f)    Support Agreements. Simultaneously with the execution of this Agreement, Summit having received from each Specified Individual, a Support Agreement in substantially the form of Exhibit C attached hereto.
Section 7.3.    Conditions to Obligation of WinFirst. The obligation of WinFirst to effect the Merger is subject to the satisfaction of the following conditions unless waived by WinFirst:
(a)    Representations and Warranties. The representations and warranties of Summit shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date; provided, that no representation or warranty of Summit shall be deemed to be untrue or incorrect as of the Closing Date as a consequence of either (i) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Summit or any of its Subsidiaries or (ii) action taken by a Governmental Entity after the date hereof (whether with or without the consent of Summit or any of its Subsidiaries), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Summit or its Subsidiaries.
(b)    Performance of Obligations. Summit shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and WinFirst shall have received a certificate signed on behalf of Summit by the chief executive officer and by the chief financial officer of Summit to such effect.
(c)    Officers’ Certificate. Summit shall have provided WinFirst with a certificate duly executed by the chief executive officer and the chief financial officer of Summit certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION AND AMENDMENT

Section 8.1.    Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties, whether before or after receipt of the Required WinFirst Vote:
(a)    by mutual consent of Summit and WinFirst in a written instrument;
(b)    by either Summit or WinFirst, upon written notice to the other Party, if (i) a Governmental Entity from which a Requisite Regulatory Approval is required has denied approval of the Merger and such denial has become final and non-appealable or (ii) any Governmental Entity shall have issued an order, writ, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, writ, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to comply with Section 6.3 or any other provision of this Agreement primarily shall have resulted in, or materially contributed to, such action;
(c)    by either Summit or WinFirst, upon written notice to the other Party, if the Merger shall not have been consummated on or before March 31, 2021;
(d)    by Summit, upon written notice to WinFirst, if any application for Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity from which a Requisite Regulatory Approval is required or if any such application is approved with commitments, conditions or understandings, whether contained in an approval letter or otherwise, which, imposes a Materially Burdensome Regulatory Condition;
(e)    by either Summit or WinFirst, upon written notice to the other Party, if there shall have been a material breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which material breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.2(a), Section 7.2(b), Section 7.3(a) or Section 7.3(b), as the case may be, and which material breach has not been cured within thirty (30) days following written notice thereof to the breaching Party or, by its nature, cannot be cured within such time period;
(f)    by either Summit or WinFirst, upon written notice to the other Party, if a vote shall have been taken at the duly convened WinFirst Shareholder Meeting, and the Required WinFirst Vote shall not have been obtained;
(g)    by Summit, upon written notice to WinFirst, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to WinFirst;
(h)    by WinFirst, upon written notice to Summit, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to Summit;
(i)    by WinFirst if it enters into a WinFirst Acquisition Agreement not in violation of Section 6.2;
(j)    by Summit, upon written notice to WinFirst, if: (i) the WinFirst Board at any time effects a Change in Recommendation or fails to include the WinFirst Board Recommendation in the Proxy Statement; (ii) WinFirst enters into a WinFirst Acquisition Agreement not in violation of Section 6.2; or (iii) WinFirst intentionally or materially breaches Section 6.1(b) or Section 6.2 hereof; and concurrently with such termination contemplated in (i) - (iii) WinFirst shall pay the Termination Fee to Summit by wire transfer of immediately available funds as provided in Section 8.2(b); and
(k)    by WinFirst on December 31, 2020, upon written notice to Summit, if (i) the Merger shall not have been consummated before such date, (ii) the conditions to consummating the Merger are not satisfied as of December 31, 2020 and are not capable of being satisfied or waived, to the extent permitted by Applicable Legal Requirements, as of such date; (iii) WinFirst pays the Modified Termination Fee contemplated in Section 8.2(c) to Summit on December 31, 2020; and (iv) each of the following events shall have occurred and no such event shall be subject to any legal challenge that results in an unknown outcome as of December 31, 2020 (collectively, the “Subsequent Events”): (A) the incumbent President of the United States of America does not win reelection in the November 3, 2020 general election; (B) control of the United States Senate for the term of Congress to begin in January 2021 does not remain with senators affiliated with the Republican Party; and (C) control of the United States House of Representatives for the term of Congress to begin in January 2021 remains with representatives affiliated with the Democratic Party; provided, that, for the avoidance of doubt, if the right set forth in this Section 8.1(k) is not exercised by WinFirst on December 31, 2020 in accordance with the terms hereof, then WinFirst’s right to terminate the Agreement contemplated herein shall be of no further force or effect thereafter.
Section 8.2.    Effect of Termination.
(a)    In the event of termination of this Agreement by either WinFirst or Summit as provided in Section 8.1, this Agreement shall, to the fullest extent permitted by Applicable Legal Requirements, forthwith become void and of no effect and there shall be no liability or obligation on the part of WinFirst or Summit or their respective officers or directors, except with respect to Section 3.35, Section 4.6, Section 6.6, this Section 8.2 and Article IX, which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its own fraud or willful and material breach of this Agreement.
(b)    WinFirst shall pay Summit, by wire transfer of immediately available funds the sum of $1,000,000 (the “Termination Fee”) if this Agreement is terminated (i) by Summit pursuant to Section 8.1(j) or (ii) by WinFirst pursuant to Section 8.1(i), within one (1) Business Day of such termination.
(c)    WinFirst shall pay Summit, by wire transfer of immediately available funds the sum of $400,000 (the “Modified Termination Fee”) if this Agreement is terminated by WinFirst pursuant to Section 8.1(i) on December 31, 2020.
Section 8.3.    Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time, but, after any such approval, no amendment shall be made that by law requires further approval by shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
Section 8.4.    Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any breaches in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.
ARTICLE IX
GENERAL PROVISIONS

Section 9.1.    Definitions. Except as otherwise provided herein, the terms set forth in this Agreement shall have the meanings given to such terms in the applicable sections of this Agreement and the capitalized terms set forth below shall have the following meanings:
“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving WinFirst or any of its Subsidiaries or any proposal or offer to acquire equity interests representing 20.0% or more of the voting power of, or at least 20.0% of the assets or deposits of, WinFirst or any of its Subsidiaries, other than the transactions contemplated by this Agreement.
“Applicable Legal Requirements” means any federal, state, foreign or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, common law standards, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Governmental Entity applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person). For the avoidance of doubt, “Applicable Legal Requirements” shall include any rules, regulations or listing requirements of any stock exchange on which shares of a Person’s common stock are listed or included for trading.
“Business Day” means any day, other than Saturday, Sunday or a federal or state holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.
“Constituent Corporations” means each of Merger Sub and WinFirst.
“Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.
“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.
“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.
“IRS” means the United States Internal Revenue Service.
“knowledge” means, with respect to WinFirst, the actual knowledge of Kari R. Gough, Jane Houston McCready, Louise F. M. Hart and Sarah M. Boston, and with respect to Summit, the actual knowledge of H. Charles Maddy, III and Robert S. Tissue, as and if applicable, with respect to a particular matter.
“Loans” means loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected in the financial statements of a Person or its Subsidiaries pursuant to applicable regulatory or accounting principles, including GAAP.
“Main Street Lessor” means the Louise F. M. Hart Article Fourth (B) Trust created under 5/24/91 Trust agreement made by Richard F. McCready, as amended January 17, 2014, and the Sarah M. Boston Article Fourth (B) Trust created under 5/24/91 Trust agreement made by Richard F. McCready, as amended January 17, 2014.
“material” means, with respect to any event, change, fact or state of facts, violation or effect involving a Person, an event, change, fact or state of facts, violation or effect that is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person and its Subsidiaries taken as a whole or the ability of any of the Parties to complete the Merger and the other transactions provided for in this Agreement.
“Material Adverse Effect” means, with respect to any Party: (i) any material adverse effect on, or any change, event, effect, development, occurrence or state of facts that, individually or in the aggregate, has had a material adverse effect on, the business, condition (financial or otherwise), properties, assets, liabilities or results of operations of such Party and its Subsidiaries, taken as a whole, on the ability of such Person to perform its obligations hereunder on a timely basis, or on the ability of such Party to consummate the Merger as contemplated hereby; (ii) any litigation or regulatory developments that would cause the representations and warranties set forth herein to be untrue or incorrect; (iii) a reduction in the loan portfolio of WinFirst Bank by 25% or greater from the date of this Agreement to the Closing Date; (iv) a reduction in the total assets of the WinFirst Bank by 15% or greater from the date of this Agreement to the Closing Date; or (v) a reduction in the total deposits of WinFirst Bank by 10% or greater from the date of this Agreement to the Closing Date; provided, however, that solely for purposes of the foregoing clause (i) of this definition of “Material Adverse Effect” none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect”: any change or event occurring after the date of this Agreement that is caused by or results from (A) changes in prevailing interest rates, currency exchange rates, credit or United States capital markets conditions, or other financial, economic, monetary or political conditions in the United States or elsewhere, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated domiciled chartered banks operating in West Virginia or Kentucky, (C) changes or events affecting the financial services industry generally, including without limitation, changes in laws, rules or regulations of general applicability to companies in the financial services industry, unless such changes or events have a materially disproportionate adverse effect on such Party relative to similarly situated domiciled chartered banks operating in West Virginia or Kentucky, (D) changes in GAAP or RAP applicable to banks and their holding companies generally, (E) actions or omissions of Summit or WinFirst required by the terms of this Agreement taken with the prior written consent of the other or required hereunder, (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism or civil insurrection within the United States or directed against its facilities or citizens wherever located, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated West Virginia or Kentucky domiciled banks, (G) the announcement of this Agreement, the Merger and the other transactions contemplated by this Agreement, including any shareholder litigation relating to the Merger and the other transactions contemplated by this Agreement, (H) a decline in the price of the common stock of Parent on Nasdaq, or (I) any failure by the Person to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)  (v) of this definition).
“Permitted Liens” with respect to any Person, means (a) liens for current taxes and assessments not yet due or delinquent or as to which such Person is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both if the payment of which adequate reserves for the payment of such taxes and assessments have been established on the books of such Persons in accordance with GAAP and RAP; (b) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such liens have been established on the books of such Person in accordance with GAAP and RAP, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (c) any recorded lien (other than for funded indebtedness) relating to any leased premises that shall not have a Material Adverse Effect on such Person and which does not materially impair the use of such property or the merchantability or the value of such property or interest therein; (d) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (e) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (f) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (g) liens on assets of Subsidiaries of such Person that are banks incurred in the ordinary course of their banking business, including liens on risk assets given to secure deposits and other liabilities of such Subsidiaries arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (h) pledges of securities to secure fed funds borrowings from other banks.
“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Entity or other entity.
“Properties” includes all real property owned or leased, including, but not limited to, properties that have been foreclosed on as well as their respective premises and all improvements and fixtures thereon.
“Requisite Regulatory Approvals” means all regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger and the expiration or termination of all applicable waiting periods required in connection therewith.
“SEC” means the United States Securities and Exchange Commission.
“Shareholders’ Equity” means the total shareholders equity presented on WinFirst’s balance sheet as of a given date as calculated according to GAAP.
“Subsidiary” means, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (a) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.
“Specified Individuals” means the directors of WinFirst and Sarah M. Boston.
“Superior Proposal” means a written Acquisition Proposal that the WinFirst Board (or any committee thereof) concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger (a) after consulting with its financial advisors (who shall be a nationally recognized investment banking firm), (b) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (c) after taking into account all legal (following consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20% or more” and “at least 20.0%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.
“Voting Debt” means all bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote.

“WinFirst Acquisition Agreement” means a definitive agreement providing for an alternative transaction with respect to WinFirst pursuant to Section 6.2 of the Agreement other than the Transactions contemplated hereunder with Summit.
“WinFirst Charter” means the Articles of Incorporation of WinFirst, as amended, and on file with the Secretary of State of the Commonwealth of Kentucky.
“WinFirst IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by WinFirst or any of its Subsidiaries.
Section 9.2.    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.
Section 9.3.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, by electronic mail or by facsimile upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.
(a)    if to Summit, to:
Summit Community Bank, Inc.
310 N. Main Street
Moorefield, West Virginia 26836
Attention:    H. Charles Maddy, III
        Chief Executive Officer
Facsimile:    (304) 530-6861
E-Mail:     cmaddy@summitfgi.com
with a copy (which shall not constitute notice) to:
Bowles Rice LLP
600 Quarrier Street
Charleston, West Virginia 25301
Attention:    Sandra M. Murphy
Facsimile:    (304) 343-3058
EMail:    smurphy@bowlesrice.com

and
(b)    if to WinFirst, to:
WinFirst Financial Corp.
57 S. Main Street
Winchester, Kentucky 40391
Attention:     Kari R. Gough,
Sarah McCready Boston
Louise F.McCready Hart
Facsimile:    859-744-2940
Email:     kgough@winfirstbank.com
louise.f.m.hart@gmail.com
sarah.mccready@gmail.com

with copies (which shall not constitute notice) to:
Frost Brown Todd, LLC
400 West Market Street, Suite 3200
Louisville, Kentucky 40202-3363
Attention:    Nathan L. Berger and R. James Straus
Facsimile:    502-581-1087
EMail:    nberger@fbtlaw.com
jstraus@fbtlaw.com
Section 9.4.    Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available or access has been provided to a virtual data room containing such information. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to “shareholder” or “shareholders,” such terms shall be interchangeable with “stockholder” or “stockholders” as it relates to Summit and WinFirst or is applicable under West Virginia law. Each Party has been represented and advised by independent counsel of its choice in connection with the execution of this Agreement and has cooperated in the drafting and preparation of this Agreement and the documents delivered in connection herewith. Accordingly, any Applicable Legal Requirement that would require interpretation of this Agreement or any document delivered in connection herewith, including any ambiguous, vague or conflicting term herein or therein, against the drafter should not apply and is expressly waived.

Section 9.5.    Counterparts. This Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.
Section 9.6.    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules to this Agreement, the Confidentiality Agreement) constitutes the entire agreement of the Parties and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been relied upon or made by any of the Parties. Except as provided in Section 6.7, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any breaches in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any employee benefit plan of WinFirst, Summit or any of their respective Subsidiaries or any other benefit plan, program, agreement or arrangement maintained or sponsored by either of them, (ii) alter or limit the ability of WinFirst, Summit, the Surviving Entity or any of their respective Subsidiaries to amend, modify or terminate any employee benefit plan maintained by any of them, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with WinFirst, Summit or the Surviving Entity or any of their Subsidiaries, or constitute or create an employment agreement with or for any individual, or (iv) alter or limit the ability of WinFirst, Summit or the Surviving Entity or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like. The disclosure in any correspondingly identified subsection of the Schedules delivered by WinFirst or Summit, as applicable, shall qualify (i) the corresponding subsection of this Agreement and (ii) the other Sections or subsections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections or subsections.
Section 9.7.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this

Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.
Section 9.8.    Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall, to the fullest extent permitted by Applicable Legal Requirements, be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 9.9.    Governing Law; Submission to Jurisdiction.
(a)    This Agreement and the transactions contemplated hereby, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of West Virginia, without reference to the conflict of laws principles thereof.
(b)    Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of West Virginia, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in any federal or state court located in the State of West Virginia, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against the other Party or its Affiliates arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other courts, and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any such action, suit or proceeding, including any appeal thereof.
(c)    Each of the Parties agrees that service of any process, summons, notice or document in accordance with Section 9.3 shall be effective service of process for any action, suit or proceeding brought against it by the other Party in connection with Section 9.9(b), provided that nothing contained herein shall affect the right of any Party to serve legal process in any other manner permitted by applicable law.
Section 9.10.    Enforcement. The Parties agree that irreparable injury, for which damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 9.9, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9.11.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

SUMMIT COMMUNITY BANK, INC.

By:/s/ H. Charles Maddy, III
H. Charles Maddy, III
Chief Executive Officer

SMMF THOROUGHBRED OPPORTUNITIES, INC.

By:/s/ H. Charles Maddy, III
H. Charles Maddy, III
Chief Executive Officer

WINFIRST FINANCIAL CORP.

By:/s/ Jane Houston McCready
Jane Houston McCready
President

[Signature Page to Agreement and Plan of Merger]

Exhibit A
FORM OF VOTING AGREEMENT

[See attached.]

VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), dated as September 28, 2020, is executed by and among Summit Community Bank, Inc., a West Virginia banking corporation (“Summit”), WinFirst Financial Corp., a Kentucky corporation (“WinFirst”), and the shareholders of WinFirst who are signatories hereto (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).
RECITALS
WHEREAS, Summit, Summit Financial Group, Inc. and SMMF Thoroughbred Opportunities, Inc. and WinFirst have entered into an Agreement and Plan of Merger, dated as of September 28, 2020 (the “Merger Agreement”) (terms used herein with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement);
WHEREAS, the Merger Agreement requires that WinFirst deliver this Agreement to Summit;
WHEREAS, as a condition and inducement to Summit’s willingness to enter into the Merger Agreement, each of the Shareholders has agreed to vote their shares of WinFirst Common Stock in favor of approval of the Merger Agreement and the transactions contemplated thereby; and
WHEREAS, Summit is relying on this Agreement in incurring expenses in reviewing WinFirst’s business, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger.
NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WinFirst, Summit, and the Shareholders, promise, covenant and agree with each other as follows:
AGREEMENT
1.Each of the Shareholders hereby severally, but not jointly, represents and warrants to Summit that:
(a)such Shareholder is the registered owner or beneficial owner of, or has voting power with respect to, the number of shares of WinFirst Common Stock set forth below such Shareholder’s name on such Shareholder’s signature page to this Agreement (the “Shares”) free and clear of all liens or encumbrances;
(b)except pursuant to this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares;
(c)such Shareholder does not beneficially own any WinFirst Common Stock other than (i) the Shares, (ii) any options, warrants or other rights to acquire any additional shares of WinFirst Common Stock or any security exercisable for or convertible into shares of WinFirst Common Stock set forth on the signature page of this Agreement or (iii) as set forth on such Shareholder’s signature page; and

(d)such Shareholder has had an opportunity to obtain the advice of legal counsel prior to executing this Agreement.
2.Each Shareholder hereby agrees during the term of this Agreement to vote the Shares, and any additional shares of WinFirst Common Stock or other voting securities of WinFirst acquired by such Shareholder after the date hereof, (a) in favor of the approval of the Merger Agreement and the transactions contemplated thereby at the WinFirst Shareholder Meeting called for the purpose of obtaining the Required WinFirst Vote and (b) against approval of any Acquisition Proposal or any other proposal made in opposition to or in competition with this Agreement or the Merger Agreement (such Acquisition Proposal or other proposal, an “Opposing Proposal”) presented at the WinFirst Shareholder Meeting or any other meeting of shareholders held prior or subsequent to the WinFirst Shareholder Meeting or for which WinFirst otherwise seeks the approval of WinFirst’s shareholders.
3.Each Shareholder shall not invite or seek any Opposing Proposal, support (or publicly suggest that anyone else should support) any Opposing Proposal that may be made, or ask the WinFirst Board to consider, support or seek any Opposing Proposal or otherwise take any action designed to make any Opposing Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any Person that makes or is considering making an Opposing Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Opposing Proposal. Each Shareholder shall promptly advise WinFirst of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Opposing Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Opposing Proposal and shall provide WinFirst with all information that is reasonably requested by Summit and is reasonably available to the Shareholder regarding any such Opposing Proposal or possible Opposing Proposal, unless such Shareholder knows WinFirst has provided Summit with such information, and WinFirst shall in turn provide any such information to Summit. Notwithstanding the foregoing, a Shareholder may participate in discussions and negotiations with any Person making an Opposing Proposal with respect to such Opposing Proposal if: (i) WinFirst is engaging in discussions or negotiations with such Person in accordance with Section 6.2 of the Merger Agreement; and (ii) such Shareholder’s negotiations and discussions are in conjunction with and ancillary to WinFirst’s discussions and negotiations. Each Shareholder shall not make any claim or join in any litigation alleging that the WinFirst Board is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal.
4.While this Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or otherwise dispose (any such transaction, a “Transfer”) of any or all Shares or any shares of WinFirst Common Stock subsequently acquired, (b) grant any proxy or interest in or with respect to any Shares or (c) deposit any Shares of WinFirst Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any Shares of WinFirst Common Stock or grant any proxy with respect thereto, other than to other members of the WinFirst Board for the purpose of voting to approve the Merger Agreement and the transactions contemplated thereby. This Section 4 shall not prohibit (w) Transfers to any member of the Shareholder’s family, subject to the transferee’s agreeing in writing to be bound by the terms of this Agreement, (x) Transfers for estate and tax planning purposes, including Transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement and the delivery of such agreement to Summit, (y) Transfers to any other shareholder of WinFirst who has executed a copy of this Agreement on the date hereof, and (z) such Transfers as Summit may otherwise permit in its sole discretion in writing. Any attempted Transfer of Shares or any shares of WinFirst Common Stock subsequently acquired or any interest therein in violation of this Section 4 shall be null and void.
5.Each Shareholder acknowledges that Summit is relying on this Agreement in reviewing the business of WinFirst and its Subsidiaries, including without limitation, WinFirst Bank, Inc. (the “Bank”), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger. WinFirst and each Shareholder acknowledges that the performance of this Agreement is intended to benefit Summit and WinFirst.
6.This Agreement shall continue in effect until the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) the consummation of the Merger.
7.Nothing in this Agreement shall (a) be deemed to restrict any Shareholder from taking any action on behalf of WinFirst in the capacity of a director or officer of WinFirst (if applicable) that such Shareholder believes is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable), and no such action shall be deemed a breach of this Agreement, or (b) be construed to prohibit, limit, or restrict a Shareholder from exercising such Shareholder’s fiduciary duties as an officer or direct to WinFirst or its shareholders. Each Shareholder is executing this Agreement solely in his or her capacity as a shareholder of WinFirst.
8.Each Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes the legal, valid and binding obligation of each Shareholder, enforceable against such Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights (whether enforce in law or in equity). If a Shareholder is married and his or her Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms.
9.This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by each of Summit, WinFirst and the Shareholder. Any such amendment, modification, alteration or supplement shall only apply to the Shareholder(s) executing such written agreement and this Agreement shall remain in full force and effect with respect to Shareholders who do not execute such written agreement.
10.For the convenience of the parties hereto, this Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which shall constitute one and the same instrument. An email or electronic scan in “.pdf” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
11.This Agreement, together with the Merger Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein. In the event of a conflict between the terms of this Agreement and the terms of the Merger Agreement, the terms of the Merger Agreement shall control.
12.Any and all notices, requests, instructions and other communications to be given under this Agreement may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by electronic mail or facsimile transmission, at the respective addresses or transmission numbers set forth below and will be effective: (a) in the case of personal delivery, electronic mail or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to the other, sent as provided in this Section. All communications must be in writing and addressed as follows:
If to Summit:
Summit Community Bank, Inc.
310 N Main Street
Moorefield, West Virginia 26836
Attention:    H. Charles Maddy, III
        Chief Executive Officer
Facsimile:    304-530-6861
Email:     cmaddy@summitfgi.com

With a copy (which shall not constitute notice) to:

Bowles Rice LLP
600 Quarrier Street
Charleston, West Virginia 25301
Attention:    Sandra M. Murphy
Facsimile:    304-343-3058
Email:        smurphy@bowlesrice.com

If to WinFirst:

WinFirst Financial Corp.
57 S. Main Street
Winchester, Kentucky 40391
Attention:    Kari R. Gough
        Sara McCready Boston
        Louise F. McCready Hart
Facsimile:    859-744-2940
Email:        kgough@winfirstbank.com
        louise.f.m.hart@gmail.com
        sarah.mccready@gmail.com

With a copy (which shall not constitute notice to):

Frost Brown Todd, LLC
400 West Market Street, Suite 3200
Louisville, Kentucky 40202-3363
Attention:    Nathan L. Berger and R. James Straus
Facsimile:    502-581-1087
Email:        nberger@fbtlaw.com
        jstraus@fbtlaw.com

If to a Shareholder: At the address set forth on such Shareholder’s signature page to this Agreement.
13.From time to time, at Summit’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by Summit as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
14.Each Shareholder recognizes and acknowledges that a breach by the Shareholder of any covenants or agreements contained in this Agreement will cause Summit to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Summit shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which it may be entitled, at law or in equity.
15.THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF WEST VIRGINIA WITHOUT REGARD FOR CONFLICT OF LAWS PRINCIPLES THEREOF. ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURTS OF THE STATE OF WEST VIRGINIA, COUNTY OF HARDY, AND EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING.
16.EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR

PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.
17.All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party hereto may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section 17 shall be null and void. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
18.If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such invalid or unenforceable provision as may be possible and still be valid and enforceable, and the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
[Signature pages follow this page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUMMIT COMMUNITY BANK, INC.

By:
H. Charles Maddy, III
Chief Executive Officer

WINFIRST FINANCIAL CORP.

By:
Jane Houston McCready
President

[Signature Page to Voting Agreement]

SHAREHOLDER

Jane Houston McCready
Number of Shares:

Address for notice purposes

[Signature Page to Voting Agreement]

SHAREHOLDER

Sarah McCready Boston
Number of Shares:

Address for notice purposes

[Signature Page to Voting Agreement]

SHAREHOLDER

Louise F. McCready Hart
Number of Shares:

Address for notice purposes

[Signature Page to Voting Agreement]

SHAREHOLDER

David E. Woods
Number of Shares:

Address for notice purposes

[Signature Page to Voting Agreement]

Exhibit B
FORM OF SUPPORT AGREEMENT
[See attached.]

SUPPORT AGREEMENT
This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 28, 2020, by and between Summit Community Bank, Inc., a West Virginia banking corporation (“Summit”), and [_____] (“Director”).
RECITALS
WHEREAS, Summit, SMMF Thoroughbred Opportunities, Inc. and WinFirst Financial Corp. (“WinFirst”) have entered into an Agreement and Plan of Merger, dated as of September 28, 2020 (the “Merger Agreement”) (terms used herein with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement).
WHEREAS, Director, as a director and shareholder of WinFirst, has had access to certain Confidential Information (as defined below) regarding WinFirst and WinFirst Subsidiary (as defined below), which Confidential Information constitutes a substantial asset to be acquired by Summit.
WHEREAS, Director recognizes that Summit’s willingness to enter into the Merger Agreement is dependent on Director entering into this Agreement and, therefore, this Agreement is incident thereto.
WHEREAS, in connection with consummation of the transactions contemplated by the Merger Agreement, and as a condition precedent to the obligations of Summit under the Merger Agreement, Summit and Director have agreed to enter into this Agreement.
NOW, THEREFORE, in consideration for receipt of such Confidential Information in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, Summit and Director agree as follows:
AGREEMENT
Section 1. Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of WinFirst and any subsidiary of WinFirst (“WinFirst Subsidiary”) or Summit and any subsidiary of Summit (“Summit Subsidiary”), and their respective customer, client, vendor and employee relationships.
Section 2. Director Covenants.
(a)    Director acknowledges that he or she has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of current and prospective customers of WinFirst or any WinFirst Subsidiary, WinFirst’s and any WinFirst Subsidiary’s current and prospective services, WinFirst’s and any WinFirst Subsidiary’s business projections and market studies, WinFirst’s and any WinFirst Subsidiary’s business plans and strategies, and WinFirst’s and any WinFirst Subsidiary’s studies and information concerning special services unique to WinFirst and any WinFirst Subsidiary, respectively. Director further acknowledges that he or she has received similar confidential information from Summit regarding Summit and the Summit Subsidiaries as a result of the negotiations resulting in the Merger Agreement and will continue to receive such information through the consummation of the Merger. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of Summit or any subsidiary of Summit, Director agrees that for a period of 18 months after the Closing Date, Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:
(i)    solicit the business of any person or entity who is a customer of WinFirst, any WinFirst Subsidiary, Summit or any Summit Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other depository and lending institution (which term includes, for avoidance of doubt, credit unions);
    (ii)    (A)    acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with, any insured depository institution that has a location within a 25-mile radius of any location of WinFirst, any WinFirst Subsidiary, Summit or any Summit Subsidiary as of the date of this Agreement (the “Noncompete Area”) (but Director may (1) retain any existing ownership interest in any insured depository institution as disclosed on Schedule 1 attached hereto, (2) acquire an ownership interest in any publicly-traded depository institution, so long as that ownership interest does not exceed 3% of the total number of shares outstanding of that depository institution, and (3) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions),
(B)    serve as an officer, director or employee of, or an agent or consultant with respect to the provision of banking services for, any insured depository institution that has a location within the Noncompete Area, or
(C)    establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or
(iii)    recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of WinFirst, any WinFirst Subsidiary, Summit or any Summit Subsidiary; provided that Director shall not be prohibited from recruiting, hiring, assisting others in recruiting or hiring, discussing employment with, or referring others concerning employment, any such employee if (i) such employee’s employment is terminated by WinFirst, any WinFirst Subsidiary, Summit, any Summit Subsidiary or any of their respective affiliates or successors, or (ii) such employee responds to a general solicitation not targeted to employees of WinFirst, any WinFirst Subsidiary, Summit or any Summit Subsidiary or any of their respective affiliates or successors. Nothing in this Section 2(a)(iii) applies to employment other than in the financial services business.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.
(b)    If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.
(c)    Director agrees that (i) this Agreement is entered into in connection with the sale to Summit of the goodwill of the business of WinFirst, (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure Summit acquires the goodwill of WinFirst and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.
(d)    Director agrees that he or she will not make any unauthorized disclosure, directly or indirectly, of any Confidential Information of WinFirst, WinFirst Subsidiaries, Summit or Summit Subsidiaries (collectively, the “Disclosing Parties”) to third parties, or make any use thereof, directly or indirectly, other than in connection with the Merger or except as otherwise authorized. Director also agrees that he or she shall deliver promptly to Summit or WinFirst at any time at its reasonable request, without retaining any copies, all documents and other material in Director’s possession at that time relating, directly or indirectly, to any Confidential Information or other information of the Disclosing Parties, or Confidential Information or other information regarding third parties learned in such person’s position as a director, officer, employee or shareholder of WinFirst or WinFirst Subsidiaries, as applicable.
(e)    For purposes of this Agreement, “Confidential Information” means and includes each of the Disclosing Party’s confidential and/or proprietary information and/or trade secrets, including those of their respective subsidiaries, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors and the industry not generally known to the public; strategies, methods, books, records and documents; technical information concerning products, equipment, services and processes; procurement procedures, pricing and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models and the output from the same; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information, including compensation and bonuses; payments or rates paid to consultants or other service providers; other such confidential or proprietary information; and notes, analysis, compilations, studies, summaries and other material prepared by or for any Disclosing Party or any of their respective subsidiaries containing or based, in whole or in part, on any information included in any of the foregoing. The term Confidential Information does not include any information that:

(i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach by Director of this Agreement or any other agreement between Director and a Disclosing Party; (ii) was available to Director, prior to disclosure by such Disclosing Party, as applicable, on a non-confidential basis from a source other than the Disclosing Party and is not known by Director, after reasonable investigation, to be subject to any fiduciary, contractual or legal obligations of confidentiality; or (iii) was independently acquired or developed by Director without violating any obligations of this Agreement or any other agreement between Director and a Disclosing Party.
(f)    Director acknowledges that respective businesses of the Disclosing Parties are highly competitive, that this Confidential Information constitutes valuable, special and unique assets to be acquired by Summit in the Merger and constitutes existing valuable, special and unique assets held by the Disclosing Parties pre-Merger, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Summit.
Section 3. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable or inapplicable to any competitive activity that Director intends to engage in, Director will first notify Summit in writing and meet with a Summit representative and a neutral mediator (if Summit elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least 14 days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction.
Section 4. Termination. This Agreement and all obligations hereunder will terminate on the earlier of: (a) the date the Merger Agreement is terminated pursuant to Section 8.1 of the Merger Agreement or (b) the date that is 18 months after the Closing Date.
Section 5. Injunctive Relief. Summit and Director hereby acknowledge and agree that Summit and WinFirst will be irreparably damaged if this Agreement is not specifically enforced. Accordingly, Summit and WinFirst are entitled to injunctive relief restraining any violation of this Agreement by Director (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies are not to be exclusive and are in addition to any other remedy that Summit or WinFirst may have at law or in equity.
Section 6. Assignability. Director may not assign his or her obligations under this Agreement without the prior written consent of Summit.
Section 7. Parties Bound. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.
Section 8. Applicable Law. This Agreement is to be construed under and according to the laws of the State of West Virginia. Venue for any cause of action arising from this agreement will lie in Hardy County, West Virginia.

Section 9. Legal Construction. If any of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, that provision is to be fully severable, such invalidity, illegality or unenforceability is not to affect any other provision hereof, and this Agreement is to be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Agreement are to remain in full force and effect. Furthermore, in lieu of that illegal, invalid or unenforceable provision, there is to be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.
Section 10. Notice. Any and all notices, requests, instructions and other communications to be given under this Agreement may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by electronic mail or facsimile transmission, at the respective addresses or transmission numbers set forth below and will be effective (a) in the case of personal delivery, electronic mail or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to the other, sent as provided in this Section. All communications must be in writing and addressed as follows:
IF TO DIRECTOR:

__________________________
__________________________
__________________________
__________________________

IF TO Summit:

Summit Community Bank, Inc.
310 North Main Street
Moorefield, West Virginia 26836
Attention:    H. Charles Maddy, III
    Chief Executive Officer
Facsimile:    (304) 530-6861

Section 11. No Delay, Waiver, Etc. No delay on the part of the parties hereto in exercising any power or right hereunder is to operate as a waiver thereof; nor is any single or partial exercise of any power or right hereunder to preclude other or further exercise thereof or the exercise of any other power or right.
Section 12. Modification. No amendment of this Agreement is effective unless contained in a written instrument signed by the parties hereto.

Section 13. Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR:

Print Name:

[Signature page to Support Agreement]

SUMMIT COMMUNITY BANK, INC.

By:
H. Charles Maddy, III
Chief Executive Officer

[Signature page to Support Agreement]

SCHEDULE 1

EXISTING OWNERSHIP INTEREST

[To be completed by Director, if applicable.]

Exhibit C
FORM OF LEASE – BYPASS BRANCH

[See attached.]

LEASE
(1705 Bypass Road)
This Lease (“Lease”) is entered into by and between ________________________, whose address is                      (“Landlord”), and Summit Community Bank, Inc., a West Virginia banking corporation whose address is 310 N. Main Street, Moorefield, West Virginia, 26836 (“Tenant”), as of             , 2020:
1.    Premises. Landlord leases to Tenant and Tenant leases from Landlord all of the building, land and appurtenances thereto located at 1705 Bypass Road, Winchester, Kentucky, 40391 (the "Premises").
2.    Term. The initial term of the Lease shall be ten (10) years (the “Initial Term”). The Lease shall commence at [12:00 a.m.] on [January 1, 2021] and shall terminate on [11:59 p.m.] on [December 31, 2030].
3.    Rent. The initial annual base rent shall be $100,000, with monthly payments of $8,333.33 (the “Rent”); provided, that, beginning on [January 1, 2026], the Rent shall be adjusted for the remaining five-year period of the Initial Term and for any Renewal Term, as applicable (each such five-year period, a “Measurement Period”), based on the Consumer Price Index for the month of December immediately preceding the commencement of the applicable Measurement Period as compared to the Consumer Price Index for (i) the month of December 2020 with respect to the initial Measurement Period and (ii) the month of December immediately preceding the prior Measurement Period with respect to any Renewal Terms).
“Consumer Price Index” shall mean and refer to that table in the Consumer Price Index published by the United States Department of Labor, Bureau of Labor Statistics, now known as the “Consumer Price Index” for all Urban Consumers (CPI-U), U.S. City average, not seasonally adjusted (Index 1982-1984 = 100). If such index referred to above shall be discontinued, then any successor Consumer Price Index of the United States Bureau of Labor Statistics, or successor agency thereto, shall be used, and if there is no successor Consumer Price Index, the parties hereto shall authorize Landlord’s attorney to designate a substitute index or formula.
Rent is payable on beginning on first day of the Initial Term and on the first day of each and every month thereafter during the Term. Rent is to be paid at Landlord's address specified in the introductory paragraph of this Lease. Rent for any partial month will be prorated.
4.    Extensions. The Term may be extended by Tenant for two five (5) year terms (each, a “Renewal Term”, and together with the Initial Term and any Renewal Term, as applicable, the “Term”), so long as (i) Tenant provides written notice at least ninety (90) days prior to the end of the Initial Term or any Renewal Term, as applicable, and (ii) this Lease has not otherwise been terminated pursuant to the provisions provided hereunder.

5.    Repairs and Maintenance. Tenant shall be solely responsible for the maintenance and repair of the roof of the building located on the Premises. Tenant shall be responsible for the maintenance, repair and/or replacement of the remainder of the Premises, including all cleaning, painting inside and out, shrub trimming, landscaping, snow and ice removal, and HVAC maintenance and/or replacement.
6.    Utilities. Tenant shall arrange to have all utilities serving the Premises put into Tenant’s name and shall promptly pay all charges accruing during the Term for water, electricity, gas, power, heating, sanitary service and all other utilities and services for the Premises.
7.    Taxes.     Tenant shall be solely responsible for and reimburse Landlord for real estate taxes.
8.    Permitted Use. Tenant may use the Premises for any lawful purpose. Tenant will comply with all laws affecting the Premises or the use of the Premises.
9.    Hazardous Materials. Tenant may not store, use, dispose of or otherwise handle any toxic or hazardous substances, petroleum products or other substances or materials governed by or regulated under any Environmental Law (collectively "Hazardous Materials") at or on the Premises, unless and only to the extent such storage, use, disposal or handling (a) is necessary in connection with Tenant's permitted use, (b) is in compliance with Environmental Laws, and (c) Tenant obtains and maintains all necessary permits or licenses allowing such storage, use, disposal and handling. Tenant will not cause or allow any spill, disposal or other release of any Hazardous Materials at, on or under the Premises. “Environmental Law” means any local, state or federal law, regulation, ordinance, order or policy pertaining to regulation of the environment or health and safety, or contamination or cleanup of the environment.
10.    Insurance; Indemnity
10.1    Tenant will at all times maintain a property insurance policy on the building located on the Premises insuring the building up to its full replacement cost. Tenant will at all times maintain a policy of commercial general liability insurance with a combined single limit of at least $1,000,000. Tenant acknowledges that it will keep all of its furniture, furnishings, equipment, inventory and other personal property on the Premises at its sole risk. Tenant will at all times maintain a policy of insurance covering the full replacement value of Tenant’s furnishings, equipment, inventory and other personal property.
10.2    Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all liabilities, claims, demands, damages, costs (including attorneys’ fees), expenses, fees, fines, penalties, suits, proceedings, actions and causes of action of any nature whatsoever arising or growing out of or in any way connected with the use, occupancy, management or control of the Premises or any part thereof by Tenant, its officers, employees, invitees, agents, contractors or any other party using, occupying or entering the Premises by or through Tenant, or resulting from any breach, violation or nonperformance of any covenant, condition or agreement herein contained on the part of Tenant to be kept or performed, or resulting from any negligent or intentional act or omission of Tenant, its officers, employees or agents, except to the extent that such loss, injury or damage was caused by the gross negligence or willful misconduct of Landlord or anyone acting through Landlord.
10.3    Landlord shall indemnify, defend, protect and hold Tenant harmless from and against any and all liabilities, claims, demands, damages, costs (including attorneys’ fees), expenses, fees, fines, penalties, suits, proceedings, actions and causes of action of any nature whatsoever arising or growing out of or in any way connected with the use, occupancy, management or control of the Premises or any part thereof by Landlord, its officers, employees, invitees, agents, contractors or any other party using, occupying or entering the Premises by or through Landlord, or resulting from any breach, violation or nonperformance of any covenant, condition or agreement herein contained on the part of Landlord to be kept or performed, or resulting from any negligent or intentional act or omission of Landlord, its officers, employees or agents, except to the extent that such loss, injury or damage was caused by the gross negligence or willful misconduct of Tenant or anyone acting through Tenant.
11.    Casualty Loss. In the event of a fire or other casualty, Tenant may elect, by written notice to the other, to terminate this Lease within thirty (30) days after the occurrence of the casualty. If Tenant fails to exercise such right to terminate this Lease, this Lease shall remain in full force and effect, Landlord shall proceed with due diligence to repair, rebuild and restore the Premises, and all rent will abate from the date of such fire or other casualty until the earlier to occur of (i) the completion of the repair or restoration or (ii) such time as Tenant is able to fully utilize the Premises.
12.    Condemnation.
12.1    In the event of a taking of the whole of the Premises as the result of the exercise of any power of eminent domain or condemnation or any voluntary transfer by agreement entered into in order to avoid the requirements of court procedure under threat of such a taking, this Lease shall terminate automatically as of the date when Tenant is required to surrender possession of the Premises.
12.2    In the event of a taking of less than the whole of the Premises as a result of the exercise of any power of eminent domain or condemnation, or any voluntary transfer by agreement entered into in order to avoid the requirements of court procedure under threat of such taking, the rent under this Lease shall be reduced in proportion to the value of the property taken for the period subsequent to the effective date of such taking or transfer, or if as a result of the taking the part of the Premises remaining is insufficient in Tenant's reasonable judgment to enable Tenant to reasonably conduct its business thereon, Tenant shall have the option to terminate this Lease as of the effective date of such taking or transfer by written notice to Landlord.
13.    Default. Tenant shall be in default of this Lease if any installment of rent or other charge under this Lease is not paid by the date such payment is due and the applicable amount remains unpaid for 10 business days after written notice from Landlord; or if Tenant shall fail to keep and perform any of the other terms, covenants or conditions of this Lease to be kept and performed by it, and such failure continues for 30 days after written notice from Landlord. Landlord shall be in default of this Lease if Landlord shall fail to keep and perform any of the other terms, covenants or conditions of this Lease to be kept and performed by it, and such failure continues for 30 days after written notice from Tenant. If either party is in default of this Lease, such party may, at its option, terminate this Lease and/or otherwise pursue all available remedies permitted by law.
14.    Assignment and Subletting. Tenant may not assign this Lease or sublet the Premises without Landlord's prior written consent, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Tenant may without Landlord’s consent assign this Lease or sublet the Premises to a parent, subsidiary or affiliated entity or to any successor-in-interest to Tenant by operation of law or otherwise. Any attempted assignment or subletting made without Landlord's prior written consent (if such consent is required by this Section) will be void. No assignment or subletting will relieve Tenant from liability under this Lease.
15.    Regulatory Matters. If at any time during the Term, a regulatory authority with oversight over Landlord or Tenant determines that Tenant’s use of the Premises is not in compliance with applicable law, then (i) Landlord and Tenant agree to promptly negotiate in good faith regarding any changes to the terms of this Lease or to the Premises to comply with the requirements of such regulatory authority, and to implement any such changes or execute any necessary amendments to this Lease, and (ii) if the parties are not able to reach a mutually satisfactory resolution, either party shall have the right to terminate this Lease in its sole discretion upon written notice to the other party.
16.    Confidentiality. During Tenant’s occupation of the Premises, Landlord may come into possession of non-public confidential or proprietary information of Tenant and Tenant’s employees and customers (“Confidential Information”). All Confidential Information that Landlord may possess during Tenant’s occupation of the Premises, shall be the sole property of Tenant. Landlord agrees to maintain the confidentiality of such Confidential Information and not use or disclose any Confidential Information, except to the extent necessary to comply with law or the valid order of a court of competent jurisdiction or to truthfully cooperate with any governmental or administrative agency or entity in any investigation or inquiry, in which event Landlord shall notify such Tenant as promptly as practicable (and, if possible, prior to making such disclosure). In addition, Landlord will use reasonable efforts to prevent any such prohibited use or disclosure by any other person and shall require all employees of Landlord with access to the Premises to be subject to confidentiality agreements as restrictive as this Section. Landlord agrees to indemnify and hold Tenant and its successors and assigns harmless from all claims and liabilities resulting from Landlord’s breach of its obligations in this Section. Landlord further acknowledges and agrees that in the event of any breach or threatened breach by Landlord of its obligations under this Section, Tenant may obtain, in addition to any other legal remedies that may be available, such equitable relief as may be necessary to protect Tenant against any such breach or threatened breach.

17.    Signs. Tenant will be permitted to install and maintain signage for the Premises on the exterior of the Building and in such other location(s) on the Premises as shall be permitted by law. Tenant shall obtain all required permits for such signs and install and maintain them at its sole cost and expense.
18.    Surrender. Upon the expiration or termination of this Lease, Tenant shall quit and surrender the Premises to Landlord in a similar condition as existed upon commencement of the Term, damage by fire or other casualty and ordinary wear and tear excepted.
19.    Quiet Enjoyment. Landlord covenants and agrees with Tenant that during the Term, Tenant shall lawfully, peaceably and quietly hold, occupy and enjoy the Premises without any let, hindrance, ejectment or molestation by Landlord or any person or persons lawfully claiming under it.
20.    Notices. All notices and other communications required to be given or that may be given in connection with this Lease shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, charges prepaid, or (c) personal delivery with receipt acknowledged in writing, directed to the applicable party at its address set forth in the introductory paragraph of this Lease. Any notice so sent by certified or registered mail shall be deemed given on the date of receipt or refusal as indicated on the return receipt. All other notices shall be deemed given when actually received or refused by the party to whom the same is directed. A notice may be given either by a party or by such party's attorney. Either party may change its address for notices by giving written notice to the other party in accordance with this Section.
21.    Governing Law. This Lease shall be governed by and construed in accordance with Kentucky law.
22.    No Broker. Landlord and Tenant each warrant to the other that they have dealt with no broker who would be entitled to a commission by reason by the execution of this Lease. Landlord and Tenant will indemnify, defend and hold harmless each other from and against any and all claims for commissions or fees by brokers claiming through them.
23.    Memorandum of Lease. This Lease will not be recorded. However, at the request of either party, the parties will prepare a memorandum of this Lease for recording giving notice of the parties to the Lease, the Term, and other pertinent information but without disclosing any of the economic terms of the Lease.
24.    Entire Agreement. This Lease constitutes the entire agreement of the parties, and supersedes all prior oral or written understanding regarding its subject matter.
25.    Amendment. This Lease may not be modified except by instrument in writing signed by Landlord and Tenant.
26.    Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all parties had signed the same signature page.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Lease on date first set forth above.

LANDLORD:
[___________________]

By:
Name:
Title:

TENANT:

SUMMIT COMMUNITY BANK, INC.

By:
Name:
Title:

Exhibit D
FORM LEASE – SOUTH MAIN BRANCH

[See attached.]

LEASE
(57 South Main Street)
This Lease (“Lease”) is entered into by and between ________________________, whose address is                      (“Landlord”), and Summit Community Bank, Inc., a West Virginia banking corporation whose address is 310 N. Main Street, Moorefield, West Virginia, 26836 (“Tenant”), as of             . The Landlord and Tenant (or predecessors in interest) are currently parties to that Lease dated September 1, 2007 with Rider to Lease, which is superseded by this Lease and the terms set forth herein are effective as of the date set forth above.
1.    Premises. Landlord leases to Tenant and Tenant lease from Landlord all of the building, land and appurtenances thereto located at 57 South Main Street, Winchester, Kentucky, 40391, together with access to the building second floor over the parking lot behind the property known as 53-55 South Main Street, Winchester, Kentucky (the “Premises”). Notwithstanding the foregoing, there is excepted from this Lease the entirety of the third floor of the building located on the Premises (the “Retained Premises”).
2.    Term. The initial term of the Lease shall commence on the date hereof and terminate on December 31, 2024 (the “Initial Term”).
3.    Rent. The initial monthly payments of $2,542.80 (the “Rent”) shall be paid until August 31, 2021, provided, that, beginning on September 1, 2021, the Rent shall be adjusted for the remaining period of the Initial Term, as applicable (the “Measurement Period”), based on the Consumer Price Index for the month of June immediately preceding the commencement of the applicable Measurement Period as compared to the Consumer Price Index for the month of June 2020 with respect to the initial Measurement Period.
“Consumer Price Index” shall mean and refer to that table in the Consumer Price Index published by the United States Department of Labor, Bureau of Labor Statistics, now known as the “Consumer Price Index” for all Urban Consumers (CPI-U), U.S. City average, not seasonally adjusted (Index 1982-1984 = 100). If such index referred to above shall be discontinued, then any successor Consumer Price Index of the United States Bureau of Labor Statistics, or successor agency thereto, shall be used, and if there is no successor Consumer Price Index, the parties hereto shall authorize Landlord’s attorney to designate a substitute index or formula.
Rent is payable on beginning on first day of the Initial Term and on the first day of each and every month thereafter during the Term. Rent is to be paid at Landlord's address specified in the introductory paragraph of this Lease. Rent for any partial month will be prorated.
4.    [Intentionally Omitted].
5.    Repairs and Maintenance. Landlord shall be solely responsible for the maintenance of the Retained Premises and the maintenance, repair, and/or replacement of the roof of the building located on the Premises. Tenant shall be responsible for the maintenance, repair and/or replacement of the remainder of the Premises, including all cleaning, painting inside and out, shrub trimming, landscaping, snow and ice removal, and HVAC maintenance and/or replacement.
6.    Utilities. Tenant shall arrange to have all utilities serving the Premises put into Tenant’s name and shall promptly pay all charges accruing during the Term for water, electricity, gas, power, heating, sanitary service and all other utilities and services for the Premises.
7.    Taxes.     Tenant shall be solely responsible for and reimburse Landlord for real estate taxes.
8.    Permitted Use. Tenant may use the Premises for any lawful purpose. Tenant will comply with all laws affecting the Premises or the use of the Premises.
9.    Hazardous Materials. Tenant may not store, use, dispose of or otherwise handle any toxic or hazardous substances, petroleum products or other substances or materials governed by or regulated under any Environmental Law (collectively "Hazardous Materials") at or on the Premises, unless and only to the extent such storage, use, disposal or handling (a) is necessary in connection with Tenant's permitted use, (b) is in compliance with Environmental Laws, and (c) Tenant obtains and maintains all necessary permits or licenses allowing such storage, use, disposal and handling. Tenant will not cause or allow any spill, disposal or other release of any Hazardous Materials at, on or under the Premises. “Environmental Law” means any local, state or federal law, regulation, ordinance, order or policy pertaining to regulation of the environment or health and safety, or contamination or cleanup of the environment.
10.    Insurance; Indemnity
10.1    Tenant will at all times maintain a property insurance policy on the building located on the Premises insuring the building up to its full replacement cost. Tenant will at all times maintain a policy of commercial general liability insurance with a combined single limit of at least $1,000,000. Tenant acknowledges that it will keep all of its furniture, furnishings, equipment, inventory and other personal property on the Premises at its sole risk. Tenant will at all times maintain a policy of insurance covering the full replacement value of Tenant’s furnishings, equipment, inventory and other personal property.
10.2    Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all liabilities, claims, demands, damages, costs (including attorneys’ fees), expenses, fees, fines, penalties, suits, proceedings, actions and causes of action of any nature whatsoever arising or growing out of or in any way connected with the use, occupancy, management or control of the Premises or any part thereof by Tenant, its officers, employees, invitees, agents, contractors or any other party using, occupying or entering the Premises by or through Tenant, or resulting from any breach, violation or nonperformance of any covenant, condition or agreement herein contained on the part of Tenant to be kept or performed, or resulting from any negligent or intentional act or omission of Tenant, its officers, employees or agents, except to the extent that such loss, injury or damage was caused by the gross negligence or willful misconduct of Landlord or anyone acting through Landlord.
10.3    Landlord shall indemnify, defend, protect and hold Tenant harmless from and against any and all liabilities, claims, demands, damages, costs (including attorneys’ fees), expenses, fees, fines, penalties, suits, proceedings, actions and causes of action of any nature whatsoever arising or growing out of or in any way connected with the use, occupancy, management or control of the Premises or any part thereof by Landlord, its officers, employees, invitees, agents, contractors or any other party using, occupying or entering the Premises by or through Landlord, or resulting from any breach, violation or nonperformance of any covenant, condition or agreement herein contained on the part of Landlord to be kept or performed, or resulting from any negligent or intentional act or omission of Landlord, its officers, employees or agents, except to the extent that such loss, injury or damage was caused by the gross negligence or willful misconduct of Tenant or anyone acting through Tenant.
11.    Casualty Loss. In the event of a fire or other casualty, Tenant may elect, by written notice to the other, to terminate this Lease within thirty (30) days after the occurrence of the casualty. If Tenant fails to exercise such right to terminate this Lease, this Lease shall remain in full force and effect, Landlord shall proceed with due diligence to repair, rebuild and restore the Premises, and all rent will abate from the date of such fire or other casualty until the earlier to occur of (i) the completion of the repair or restoration or (ii) such time as Tenant is able to fully utilize the Premises.
12.    Condemnation.
12.1    In the event of a taking of the whole of the Premises as the result of the exercise of any power of eminent domain or condemnation or any voluntary transfer by agreement entered into in order to avoid the requirements of court procedure under threat of such a taking, this Lease shall terminate automatically as of the date when Tenant is required to surrender possession of the Premises.
12.2    In the event of a taking of less than the whole of the Premises as a result of the exercise of any power of eminent domain or condemnation, or any voluntary transfer by agreement entered into in order to avoid the requirements of court procedure under threat of such taking, the rent under this Lease shall be reduced in proportion to the value of the property taken for the period subsequent to the effective date of such taking or transfer, or if as a result of the taking the part of the Premises remaining is insufficient in Tenant's reasonable judgment to enable Tenant to reasonably conduct its business thereon, Tenant shall have the option to terminate this Lease as of the effective date of such taking or transfer by written notice to Landlord.
13.    Default. Tenant shall be in default of this Lease if any installment of rent or other charge under this Lease is not paid by the date such payment is due and the applicable amount remains unpaid for 10 business days after written notice from Landlord; or if Tenant shall fail to keep and perform any of the other terms, covenants or conditions of this Lease to be kept and performed by it, and such failure continues for 30 days after written notice from Landlord. Landlord shall be in default of this Lease if Landlord shall fail to keep and perform any of the other terms, covenants or conditions of this Lease to be kept and performed by it, and such failure continues for 30 days after written notice from Tenant. If either party is in default of this Lease, such party may, at its option, terminate this Lease and/or otherwise pursue all available remedies permitted by law.
14.    Assignment and Subletting. Tenant may not assign this Lease or sublet the Premises without Landlord's prior written consent, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Tenant may without Landlord’s consent assign this Lease or sublet the Premises to a parent, subsidiary or affiliated entity or to any successor-in-interest to Tenant by operation of law or otherwise. Any attempted assignment or subletting made without Landlord's prior written consent (if such consent is required by this Section) will be void. No assignment or subletting will relieve Tenant from liability under this Lease.
15.    Regulatory Matters. If at any time during the Term, a regulatory authority with oversight over Landlord or Tenant determines that Tenant’s use of the Premises is not in compliance with applicable law, then (i) Landlord and Tenant agree to promptly negotiate in good faith regarding any changes to the terms of this Lease or to the Premises to comply with the requirements of such regulatory authority, and to implement any such changes or execute any necessary amendments to this Lease, and (ii) if the parties are not able to reach a mutually satisfactory resolution, either party shall have the right to terminate this Lease in its sole discretion upon written notice to the other party.
16.    Confidentiality. During Tenant’s occupation of the Premises, Landlord may come into possession of non-public confidential or proprietary information of Tenant and Tenant’s employees and customers (“Confidential Information”). All Confidential Information that Landlord may possess during Tenant’s occupation of the Premises, shall be the sole property of Tenant. Landlord agrees to maintain the confidentiality of such Confidential Information and not use or disclose any Confidential Information, except to the extent necessary to comply with law or the valid order of a court of competent jurisdiction or to truthfully cooperate with any governmental or administrative agency or entity in any investigation or inquiry, in which event Landlord shall notify such Tenant as promptly as practicable (and, if possible, prior to making such disclosure). In addition, Landlord will use reasonable efforts to prevent any such prohibited use or disclosure by any other person and shall require all employees of Landlord with access to the Premises to be subject to confidentiality agreements as restrictive as this Section. Landlord agrees to indemnify and hold Tenant and its successors and assigns harmless from all claims and liabilities resulting from Landlord’s breach of its obligations in this Section. Landlord further acknowledges and agrees that in the event of any breach or threatened breach by Landlord of its obligations under this Section, Tenant may obtain, in addition to any other legal remedies that may be available, such equitable relief as may be necessary to protect Tenant against any such breach or threatened breach.
17.    Signs. Tenant will be permitted to install and maintain signage for the Premises on the exterior of the Building and in such other location(s) on the Premises as shall be permitted by law. Tenant shall obtain all required permits for such signs and install and maintain them at its sole cost and expense.
18.    Surrender. Upon the expiration or termination of this Lease, Tenant shall quit and surrender the Premises to Landlord in a similar condition as existed upon commencement of the Term, damage by fire or other casualty and ordinary wear and tear excepted.
19.    Quiet Enjoyment. Landlord covenants and agrees with Tenant that during the Term, Tenant shall lawfully, peaceably and quietly hold, occupy and enjoy the Premises without any let, hindrance, ejectment or molestation by Landlord or any person or persons lawfully claiming under it.
20.    Notices. All notices and other communications required to be given or that may be given in connection with this Lease shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, charges prepaid, or (c) personal delivery with receipt acknowledged in writing, directed to the applicable party at its address set forth in the introductory paragraph of this Lease. Any notice so sent by certified or registered mail shall be deemed given on the date of receipt or refusal as indicated on the return receipt. All other notices shall be deemed given when actually received or refused by the party to whom the same is directed. A notice may be given either by a party or by such party's attorney. Either party may change its address for notices by giving written notice to the other party in accordance with this Section.
21.    Governing Law. This Lease shall be governed by and construed in accordance with Kentucky law.
22.    No Broker. Landlord and Tenant each warrant to the other that they have dealt with no broker who would be entitled to a commission by reason by the execution of this Lease. Landlord and Tenant will indemnify, defend and hold harmless each other from and against any and all claims for commissions or fees by brokers claiming through them.
23.    Memorandum of Lease. This Lease will not be recorded. However, at the request of either party, the parties will prepare a memorandum of this Lease for recording giving notice of the parties to the Lease, the Term, and other pertinent information but without disclosing any of the economic terms of the Lease.
24.    Entire Agreement. This Lease constitutes the entire agreement of the parties, and supersedes all prior oral or written understanding regarding its subject matter.
25.    Amendment. This Lease may not be modified except by instrument in writing signed by Landlord and Tenant.
26.    Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all parties had signed the same signature page.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Lease on date first set forth above.

LANDLORD:
[___________________]

By:
Name:
Title:

TENANT:

SUMMIT COMMUNITY BANK, INC.

By:
Name:
Title:

List of Disclosure Schedules
to the
Agreement and Plan of Merger
dated September 28, 2020
by and among
Summit Community Bank, Inc., SMMF Thoroughbred Opportunities, Inc. and WinFirst Financial Corp.
Summit Disclosure Schedules

Schedule No.	Description
Schedule 6.3(b)	Accounting Matters

WinFirst Disclosure Schedules

Schedule No.	Description
Schedule 3.2(e)	Shareholder Agreements
Schedule 3.3(c)	No Violation
Schedule 3.12	Certain Agreements
Schedule 3.13(d)	Benefit Plans
Schedule 3.13(f)	Qualified Plans
Schedule 3.13(h)	Acceleration of Compensation as a Result of Merger and/or Merger and Subsequent Events
Schedule 3.13(m)	Self-Insured Benefit Plans
Schedule 3.22	Loan Portfolio
Schedule 3.25	Insurance
Schedule 3.27	Transactions with Affiliates; Covered Transactions
Schedule 5.1(a)	Ordinary Course
Schedule 5.1(b)	Dividends; Changes in Stock
Schedule 5.1(n)	Compensation and Benefit Plan Changes
Schedule 5.6	Termination of Contracts
Schedule 6.5(e)	Employment Related Payments